UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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PRAXAIR, INC.

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39 Old Ridgebury Road
Danbury, Connecticut 06810-5113

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 24, 2007

Dear Praxair Shareholder:

The Annual Meeting of Shareholders of Praxair, Inc. will be held at 9:30 a.m. on Tuesday, April 24, 2007 in the Grand Ballroom of the Sheraton Danbury, 18 Old Ridgebury Road, Danbury, Connecticut, for the following purposes:

1.	To elect four directors to the Board of Directors.

2.	To consider and vote upon a shareholder proposal regarding the director election process.

3.	To consider and vote upon a shareholder proposal regarding the Company’s shareholder-approved Stockholder Protection Rights Agreement.

4.	To ratify the appointment of the independent auditor.

5.	To conduct such other business as may properly come before the meeting.

Only holders of Common Stock of Praxair, Inc. of record at the close of business on March 1, 2007 will be entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

It is important that your shares be represented and voted at the meeting. You may vote your shares by means of a proxy form using one of the following methods:

1.	Electronically on the Internet (if instructions for this method are included in this package), OR

2.	By telephone (if instructions for this method are included in this package), OR

3.	By signing and dating the proxy/voting instruction card enclosed in this package and returning it in the postage-paid envelope that is provided.

The giving of such proxy does not affect your right to vote in person if you attend the meeting.

We encourage you to complete and submit your proxy electronically or by telephone (if those options are available to you) as a means of reducing the Company’s expenses related to the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES T. BREEDLOVE,
Senior Vice President, General Counsel and Secretary

March 15, 2007

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE PROMPTLY COMPLETE AND SUBMIT A PROXY, EITHER BY INTERNET, BY TELEPHONE OR BY MAIL.

PROXY STATEMENT

39 Old Ridgebury Road
Danbury, Connecticut 06810-5113

PROXY STATEMENT

Annual Meeting of Shareholders

Tuesday, April 24, 2007

This Proxy Statement is furnished to shareholders of Praxair, Inc. (“Praxair” or the “Company”) in connection with the solicitation of proxies for the Annual Meeting of Shareholders to be held at the Sheraton Danbury, 18 Old Ridgebury Road, Danbury, Connecticut on April 24, 2007, at 9:30 a.m. or any adjournment or postponement thereof (the “Annual Meeting”). This Proxy Statement and the enclosed form of proxy are first being sent to shareholders on or about March 15, 2007. The enclosed proxy is solicited on behalf of the Board of Directors of Praxair.

Matters to be Considered at the Annual Meeting

Item 1: Election of Directors

Four directors will be elected to serve for a one-year term until the 2008 annual meeting of shareholders, and until their successors are elected and qualify. The remaining seven directors’ terms expire in 2008, or 2009, as noted below. They were elected for three-year terms under Praxair’s previous “staggered” or “classified” board structure that is being phased-out through 2009. Beginning with this 2007 Annual Meeting, each director whose term expires at an annual meeting may be re-elected to a one-year term and until his or her successor is elected and qualifies.

The terms of the following four present directors, who were elected for three-year terms in 2004, expire this year and each of them has been nominated for re-election for a one-year term: José P. Alves, Ronald L. Kuehn, Jr., H. Mitchell Watson, Jr., and Robert L. Wood. In order to continue to draw on his advice and counsel for an additional year during the current period of transition in the Chairman and Chief Executive Officer positions, your Board has provided a one-time waiver of the Board’s director retirement policy in the case of Ronald L. Kuehn, Jr.

Your Board recommends that José P. Alves, Ronald L. Kuehn, Jr., H. Mitchell Watson, Jr., and Robert L. Wood, each be elected to serve for a one-year term until the 2008 annual meeting of shareholders, and until their successors are elected and qualify. Each nominee has agreed to be named in this Proxy Statement and to serve if elected. Biographical data on these nominees and the other members of the Board of Directors is presented beginning at page 19 of this Proxy Statement under the caption “The Board of Directors.”

If one or more of the nominees becomes unavailable for election or service as a director, the proxy holders will vote your shares for one or more substitutes designated by the Board of Directors, or the size of the Board of Directors will be reduced.

To be elected, a nominee must receive a plurality of the votes cast at the Annual Meeting in person or by proxy. See the vote counting rules on pages 3-4 of this Proxy Statement.

Item 2: Shareholder Proposal-Director Election Process

A shareholder has announced its intention to present a proposal recommending that director nominees be elected by the affirmative vote of a majority of votes cast. If this proposal were implemented in 2008, when new New York Stock Exchange (“NYSE”) broker voting rules will be in effect, substantially less than a majority of the shares outstanding could determine the outcome of a director election. Because of this and other reasons, your Board recommends that you defer approval of this proposal until practical experience is gained under the new NYSE rules and that you vote against this proposal. The proponent’s statement in favor of this proposal and your Board’s statement in opposition are located on pages 50 and 51, respectively, of this Proxy Statement under the caption “Shareholder Proposal-Director Election Process.”

In order for this proposal to be adopted by the shareholders, at least a majority of the votes cast at the Annual Meeting in person or by proxy by the shareholders entitled to vote on the matter must be voted in its favor. See the vote counting rules on pages 3-4 of this Proxy Statement.

Item 3: Shareholder Proposal-Rights Plan Vote

A shareholder has announced his intention to present a proposal recommending that the Company’s shareholder-approved Stockholder Protection Rights Agreement (“Rights Plan”) be subject to an annual vote of the shareholders. The Rights Plan has already been approved by the shareholders and, by its terms, expires on May 1, 2009 unless shareholders approve its extension. For this and other reasons, your Board believes that this proposal is unnecessary and misguided and recommends that you vote against this proposal. The proponent’s statement in favor of this proposal and your Board’s statement in opposition are located on pages 53 and 54, respectively, of this Proxy Statement under the caption “Shareholder Proposal-Rights Plan Vote.”

In order for this proposal to be adopted by the shareholders, at least a majority of the votes cast at the Annual Meeting in person or by proxy by the shareholders entitled to vote on the matter must be voted in its favor. See the vote counting rules on pages 3-4 of this Proxy Statement.

Item 4: Proposal to Ratify the Appointment of the Independent Auditor

By NYSE and Securities and Exchange Commission (“SEC”) rules, selection of the Company’s independent auditor is the direct responsibility of the Audit Committee. Your Board has determined, however, to seek shareholder ratification of that selection as a good practice to provide shareholders an avenue to express their views on this important matter. If shareholders fail to ratify the selection, the Audit Committee will seek to understand the reasons for such failure and will take those views into account in this and future appointments. Even if the current selection is ratified by shareholders, the Audit Committee reserves to itself the right to appoint a different independent auditor at any time during the year if the Audit Committee determines that such change would be in the best interests of the Company and its shareholders.

Information concerning the independent auditor may be found beginning at page 15 of this Proxy Statement under the caption “The Independent Auditor.”

Your Board recommends that you vote FOR this item 4, the proposal to ratify the Audit Committee’s selection of the independent auditor.

In order for this proposal to be adopted by the shareholders, at least a majority of the votes cast at the Annual Meeting in person or by proxy by the shareholders entitled to vote on the matter must be voted in its favor. See the vote counting rules on pages 3-4 of this Proxy Statement.

Item 5: Other Business

Praxair knows of no other business that will be considered for action at the Annual Meeting. If any other business calling for a vote of shareholders is properly presented at the meeting, the proxy holders will have the discretion to vote your shares in accordance with their best judgment.

Proxy and Voting Procedures

Who are the Shareholders Entitled to Vote at this Meeting?

Common Stock shareholders of record at the close of business on March 1, 2007 will be entitled to vote at the Annual Meeting. As of that date, a total of 320,677,626 shares of Praxair’s Common Stock were outstanding and entitled to vote. Each share of Common Stock is entitled to one vote.

How do I Submit My Vote by Means of a Proxy?

Your vote is important. Because many shareholders cannot attend the Annual Meeting in person, it is necessary that a large number be represented by proxy. Most shareholders have a choice of voting over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. Check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Please be aware that, if you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible.

The Internet and telephone voting procedures are designed to authenticate shareholders and to allow shareholders to confirm that their instructions have been properly recorded.

How are the Proxies Voted?

All shares entitled to vote and represented by a properly completed proxy (either by Internet, telephone or mail) will be voted at the Annual Meeting as indicated on the proxy unless earlier revoked by you. If no instructions are indicated for a matter on an otherwise properly completed proxy from a shareholder of record, the shares represented by that proxy will be voted on that matter as recommended by the Board of Directors. See also the vote counting rules on pages 3-4 of this Proxy Statement. Execution of the proxy also confers discretionary authority on the proxy holders to vote your shares on other matters that may properly come before the Annual Meeting.

How Can I Revoke my Proxy?

You may revoke your proxy at any time before it is voted by filing with Praxair’s Secretary a written revocation, by timely delivery of a properly completed, later-dated proxy (including by Internet or telephone), or by voting in person at the Annual Meeting.

May I Still Vote at the Annual Meeting Even if I Have Submitted a Proxy?

The method by which you vote will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the Annual Meeting.

What is the Necessary Quorum to Transact Business at the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote shall constitute a quorum. The shares represented by withhold votes, abstentions and broker non-votes on filed proxies and ballots will be considered present for quorum purposes (for an explanation of “broker non-votes,” see the vote counting information below).

How are the Votes Counted for Each Item of Business?

If you are a shareholder of record and submit a proxy (whether by Internet, telephone or mail) without specifying a choice on any given matter to be considered at this Annual Meeting, the proxy holders will vote your shares according to the Board’s recommendation on that matter.

If you hold your shares in a brokerage account, then, under NYSE rules and Delaware corporation law:

1.	With respect to Item #1 (Election of Directors), your broker is entitled to vote your shares on this matter if no instructions are received from you. Abstentions may not be specified as to the election of directors.

2.	With respect to Items #2 and #3 (the shareholder proposals), your failure to give voting instructions to your broker will result in a so-called “broker non-vote” (since your broker is not entitled to vote your shares on these matters unless it receives instructions from you). Broker non-votes and abstentions are not considered votes cast and, therefore, will be counted neither for nor against these matters.

3.	With respect to Item #4 (Ratification of the Appointment of the Independent Auditor), your broker is entitled to vote your shares on this matter if no instructions are received from you. Abstentions are not considered votes cast and, therefore, will be counted neither for nor against this matter.

If you hold your shares in the Praxair, Inc., Praxair Distribution, Inc., Praxair Healthcare Services, Inc., Praxair Puerto Rico, Inc., or the Dow Chemical Company Employees’ savings plan, and if the plan trustee receives no voting instructions from you, then, under the applicable plan trust agreement, the plan trustee must vote your shares in the same proportion on each matter as it votes the shares for it has received instructions.

How to Receive Your Annual Report and
Proxy Statement On-Line

You can save Praxair future postage and printing expense by consenting to receive future annual reports, meeting notices, and proxy statements on-line on the Internet. Most shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Those shareholders will be given the opportunity to consent to future Internet delivery when they vote their proxy. For some shareholders, this option is only available if you vote by Internet. If you are not given an opportunity to consent to Internet delivery when you vote your proxy, contact the bank, broker or other holder of record through which you hold your shares and inquire about the availability of such an option for you.

If you consent, your account will be so noted and, when Praxair’s 2007 Annual Report, meeting notice, and the proxy statement for the 2008 annual meeting of shareholders become available, you will be notified on how to access them on the Internet. Any prior consent you have given will remain in effect until specifically revoked by you in the manner specified by the bank or broker that manages your account. If you do elect to receive your Praxair materials via the Internet, you can still request paper copies by contacting the Investor Relations Department at Praxair, Inc., 39 Old Ridgebury Road, M-2, Danbury, CT 06810-5113.

Recent changes to SEC and NYSE rules will allow Praxair, beginning in 2008, to provide shareholders the proxy statement and annual report by posting them on an Internet site without the above-described consent from you. However, Praxair would notify shareholders by mail of this Internet availability, and you would still be able to request a paper copy. At this time, Praxair has not decided whether, or to what extent, it may suspend mail deliveries of the proxy statement and annual report for 2008 as permitted under the new rules.

Shareholders Sharing An Address

If you share an address with another shareholder, you may receive only one set of proxy materials (including this Proxy Statement and the annual report to shareholders) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now or in the future, you may contact us at the address cited above.

Similarly, if you share an address with another shareholder and have received multiple copies of our proxy materials, you may contact us at the above address to request delivery of a single copy of these materials.

Share Ownership

Principal Holders

The only person known by Praxair to be a beneficial owner of more than five percent of Praxair’s Common Stock is the following:

Name and Address of	Number of Shares		Percent of Shares
Beneficial Owner	Beneficially Owned		Outstanding (a)

FMR Corp.	21,169,363(b	)	6.6%
82 Devonshire Street, Boston, MA 02109

(a) Based on 320,677,626 total shares outstanding on March 1, 2007 excluding shares held for the account of Praxair.
(b) Holdings as of December 31, 2006 as reported in SEC Schedule 13G by FMR Corp. According to this report, FMR Corp. had sole voting power as to 1,881,971 shares and sole investment power as to 21,169,363 shares.

Directors and Executive Officers

The table below sets forth the beneficial ownership of Praxair’s common stock as of March 1, 2007 by each Director and certain Executive Officers. No Director or Executive Officer of Praxair beneficially owned more than 1% of Praxair’s common stock, and Directors and Executive Officers of Praxair as a group (20 persons) beneficially owned approximately 1.4% of the outstanding shares as of that date.

		SHARES BENEFICIALLY OWNED AND OTHER EQUITY INTERESTS
		Common	Deferred		Stock
Name	Position	Stock(1)	Stock(2)	Total	Options(3)

Dennis H. Reilley	Chairman	105,371	78,346	183,717	1,601,066
Stephen F. Angel	President & Chief Executive Officer	44,830	58,164	102,994	818,933
James S. Sawyer	Executive Vice President & Chief Financial Officer	20,033	10,434	30,467	245,033
Ricardo S. Malfitano	Executive Vice President	26,150	9,990	36,140	385,499
James J. Fuchs	Senior Vice President	16,576	814	17,390	125,799
José P. Alves	Director	266	2,158	2,424	2,540
Claire W. Gargalli	Director	3,459	8,847	12,306	42,631
Ira D. Hall	Director	1,500	360	1,860	7,631
Ronald L. Kuehn, Jr.	Director	16,602	36,009	52,611	42,631
Raymond W. LeBoeuf	Director	2,000	33,771	35,771	37,631
G. Jackson Ratcliffe, Jr.	Director	3,859	51,935	55,794	27,631
Wayne T. Smith	Director	10,000	14,799	24,799	22,631
H. Mitchell Watson, Jr.	Director	1,688	28,663	30,351	12,631
Robert L. Wood	Director	1,200	360	1,560	7,631

Total		253,534	334,650	588,184	3,379,918

Directors and Executive Officers as a group	(20 persons)	301,157	346,261	647,418	3,857,547

(1) Amounts reported as Common Stock include 20,928 unvested restricted shares for which Mr. Reilley has sole voting power. As Mr. Reilley will retire from the Company effective April 30, 2007, he will forfeit these restricted shares. Reported shares also include 32,529 unvested restricted shares for which Mr. Angel has sole voting power and 10,000 of which will vest on April 23, 2007, with the remaining shares vesting on April 23, 2011.
(2) Deferred Stock represents stock price-based units into which deferred compensation has been invested pursuant to the deferred compensation plans for management and for non-employee directors. Holders have no voting rights with respect to Deferred Stock. The value of Deferred Stock units varies with the price of Praxair’s common stock and, at the end of the deferral period, the units are payable in stock.
(3) Stock Options represent shares that may be acquired upon exercise of options exercisable within 60 days of March 1, 2007.

Corporate Governance and Board Practices

Praxair’s Governance Principles.

Praxair operates under Corporate Governance Guidelines which are set forth in Appendix 1 to this Proxy Statement and are posted at Praxair’s public website, www.praxair.com. Consistent with those guidelines, your Board has adopted the following policies and practices, among others:

Business Integrity and Ethics. One of your Board’s first acts upon Praxair’s launch as a public company was to adopt policies and standards regarding Compliance with Laws and Business Integrity and Ethics. The current version of the Board’s policy in these areas is posted at Praxair’s website, www.praxair.com and is available in print to any shareholder who requests it. This Code of Ethics applies to Praxair’s directors and to all employees, including Praxair’s Chief Executive Officer, Chief Financial Officer, and Controller.

Director Independence. Your Board has adopted independence standards for service on Praxair’s Board of Directors which are set forth in Appendix 2 to this Proxy Statement and are posted at Praxair’s public website, www.praxair.com. Your Board has applied these standards to all of the incumbent non-management directors and has determined that all of them are independent. Your Board is not otherwise aware of any relationship with the Company or its management that could potentially impair a director’s exercise of independent judgment. See also related information which is presented in this Proxy Statement under the caption “Certain Relationships and Transactions.”

Board Leadership. In September 2005, the independent directors elected Raymond W. LeBoeuf as Executive Session Presiding Director. Mr. LeBoeuf presides over private meetings of the non-management directors and performs other duties, including conducting a performance review of the Chief Executive Officer.

Mandatory Director Retirement. Your Board’s policy is that no director who has attained the age of 72 may serve on the Praxair Board. As noted above, your Board has provided a one-time waiver of this policy in the case of Ronald L. Kuehn so that, if re-elected, Mr. Kuehn will serve for an additional one-year term. Your Board also has a policy against service on the Board by an officer of the Company after his/her retirement, resignation or removal as an officer.

Limits to Service on Other Boards. Your Board’s policy is that no non-management director may serve on more than five additional public company boards and no member of the Audit Committee may serve on more than two additional public company audit committees. Also, the Chief Executive Officer may not serve on more than two other public company boards.

Director Nomination Process. For a description of your Board’s policy regarding nominees for election as directors, see “The Governance & Nominating Committee” on page 17 of this Proxy Statement.

Communications with the Board. Your Board believes that the most efficient means for shareholders and other interested parties to raise issues and questions and to get a response is to direct such communications to the Company through its Investor Relations Department or other methods as described in the Contact Us section of the Company’s public website, www.praxair.com.

If, notwithstanding these methods, a shareholder or other interested party wishes to direct a communication specifically to the Company’s Board of Directors, then the following means are available. To ensure that the communication is properly directed in a timely manner, it should be clearly identified as intended for the Board:

(1)	Telephone (Voice Mail): 1-800-719-0719 within the U.S.A., or +1(203) 837-2960 for outside the U.S.A.

(2)	Mail: Praxair, Inc. Attn: Board of Directors P.O. Box 2478 Danbury, CT, U.S.A. 06813-2478

(3)	E-mail: praxair_integrity@praxair.com

The above addresses are supervised by the Company’s Security Department which will promptly forward to the Corporate Secretary’s Office any communication intended for the Board.

The Corporate Secretary’s Office will collect and organize all such communications, deleting any that are sales or other solicitations and any which contain offensive material. A summary of communications received will be periodically provided to the Executive Session Presiding Director who will make the final determination regarding the disposition of any such communication.

Your Board believes that the Company should speak with one voice and has empowered management to speak on the Company’s behalf subject to the Board’s oversight and guidance on specific issues. Therefore, in most circumstances, the Board will not respond directly to inquiries received in this manner but may take into consideration ideas, concerns and positions that are presented in a concise, clear, supported and constructive manner.

Director Attendance at the Annual Shareholders’ Meeting. Absent extenuating circumstances, each member of the Board is expected to attend the Annual Meeting of Shareholders. All of the then incumbent directors attended the 2006 annual meeting.

Policy Statement on Rights Agreements. Your Board will adopt or materially amend a Stockholder Protection Rights Agreement only if, in the exercise of its fiduciary responsibilities under Delaware law, and acting by a majority of its independent directors, it determines that such action is in the best interests of Praxair’s shareholders. If the Board adopts or materially amends a Stockholder Protection Rights Agreement, it will submit such action to a non-binding shareholder vote as a separate ballot item at the first annual meeting of shareholders occurring at least six months after such action.

Director Stock Ownership Guidelines. Your Board’s policy is that non-management directors must acquire and hold during their service as a Praxair Board member shares of the Company’s stock equal in value to at least 5 times the base cash retainer for non-management directors. Directors have five years from their initial election to meet this guideline (or, for incumbent directors as of October 2002, until October 2007). As shown in the stock ownership table presented at page 5 of this Proxy Statement under the caption “Share Ownership,” all non-management directors have met this guideline or are within the transition period; and most substantially exceed the guideline. In addition, any new non-management director elected after October 2002 must, no later than the date of his/her election, acquire, using his/her own personal resources, shares of the Company’s stock equal in value to the base cash retainer then in effect.

Executive Stock Ownership Guidelines. Your Board believes that it is important for Executive Officers to acquire a substantial ownership position in Praxair. In this way, their interests will be more closely aligned with those of shareholders. Significant stock ownership focuses the executives’ attention on managing Praxair as equity owners.

Accordingly, stock ownership guidelines have been established for the Company’s officers as follows. Twenty-three executives are currently covered under this stock ownership policy. Individuals are expected to meet the applicable guideline no more than five years after first becoming subject to it.

Shares To Be Owned

Chief Executive Officer	100,000
Chief Operating Officer	35,000
Executive Vice Presidents	30,000
Chief Financial Officer	25,000
Senior Vice Presidents	20,000
Other Executive Officers	10,000-15,000
Other Officers	5,000

As of the date of this Proxy Statement, all covered individuals have met or exceeded their guidelines, where permitted by law, or are within their compliance periods. Stock ownership of the five most highly compensated Executive Officers in 2006 can be found in the table presented at page 5 of this Proxy Statement under the caption “Share Ownership.”

Succession Planning and Personnel Development. Under the leadership of the Compensation & Management Development Committee, it is your Board’s practice to annually conduct a formal Succession Planning and Personnel Development session in which evaluations of senior executives are reviewed with respect to their potential for promotion into senior leadership positions, including that of the CEO. In addition, a wide variety of senior executives are purposely exposed to your Board by way of Board and Committee presentations and directors have unrestricted access to management for management assessment and development as well as for information gathering.

CEO Performance Evaluation. Your Board has in place a process whereby the Executive Session Presiding Director conducts a performance review at least annually of the Chief Executive Officer taking into account the views of all of the other independent directors. This is in addition to the evaluation inherent in the Compensation & Management Development Committee’s determination of performance-based variable compensation each year.

Strategy Review and Oversight.  It is your Board’s practice to conduct a full-day session at least annually to review the strategies of the Company overall and of its key business components; and to provide advice and counsel to management regarding the strategic issues facing the Company. Throughout the year, management reports to your Board on the status of significant strategic initiatives and issues.

Board Effectiveness Assessment. As set forth in the Corporate Governance Guidelines, and under the leadership of the Governance & Nominating Committee, your Board assesses its effectiveness at least annually. Typically, this assessment includes evaluating its effectiveness in the areas of Performance of Core Responsibilities, Decision-making Support, the Quality of Deliberations, and Director Performance, as well as consideration of additional Board practices and policies recommended as best practices by recognized governance authorities. In addition, directors are given measures of individual director effectiveness for purposes of self-assessment, reflection and self-improvement.

Auditor Independence. Your Board recognizes the importance of ensuring the independence of the Company’s independent auditor. See page 15 of this Proxy Statement under the caption “The Independent Auditor” for a summary of some of the policies designed to monitor and support such independence.

Director Compensation.  The compensation paid to non-management directors in 2006, and a description of the Company’s director compensation program, are presented at pages 48 to 49 of this Proxy Statement under the caption “Director Compensation.” The principles used by the Board in determining director compensation are set forth in the Board’s Corporate Governance Guidelines included in Appendix 1 to this Proxy Statement.

Review, Approval or Ratification of Transactions with Related Persons

Relevant Polices. The Company’s Compliance with Laws and Business Integrity and Ethics Policy (“Ethics Policy,”) prohibits employees, officers and Board members from having a personal, financial or family interest that could in any way prevent the individual from acting in the best interests of the Company (a “conflict of interest”) and provides that any conflict of interest waiver relating to Board members or executive officers may only be made after review and approval by the Board upon the recommendation of its Governance & Nominating Committee.

In addition, the Board’s Corporate Governance Guidelines (attached as Appendix 1 to this Proxy Statement) require that any “related transaction” by an executive officer or director be pre-approved by a committee of independent and disinterested directors. For this purpose, a “related transaction” means any transaction or relationship that is reportable under the SEC’s Regulation S-K, Item 404 or that, in the case of a non-management director, would violate the Board’s independence standards.

Reporting and Review Procedures. To implement the foregoing policies, the Governance & Nominating Committee has adopted a written procedure for the Handling of Potential Conflicts of Interests which specifies a process for the referral of potential conflicts of interests to the Board and standards for the Board’s evaluation of those matters. This policy applies to any transaction or relationship involving an executive officer, a member of the Board of Directors, a nominee for election as a director of the Company, or a family member of any of the foregoing which (1) could violate the Company’s Ethics Policy provisions regarding conflicts of interest, (2) would be reportable under the SEC’s disclosure rules, or (3), in the case of a non-management director, would violate the Board’s independence standards.

In summary, under this procedure, potential conflicts of interest are reported to the Corporate Secretary for preliminary analysis to determine whether referral to the Governance & Nominating Committee is appropriate. Potential conflicts of interest can be self-identified by the director or executive officer or may arise from internal audits, integrity hotline or other referrals or through periodic due diligence conducted by the Corporate Secretary’s office. The Governance & Nominating Committee then examines the facts and circumstances of each matter referred to it and makes a final determination as to (1) whether the transaction or relationship would (or does) constitute a violation of the conflicts of interest provisions of the Company’s Ethics Policy, and (2) whether the transaction or relationship should be approved or ratified and the conditions, if any, of such approval or ratification. In determining whether a transaction or relationship constitutes a violation of the conflicts of interest provisions of the Company’s Ethics Policy, the Governance & Nominating Committee considers, among other factors, the materiality of the transaction or relationship to the individual’s personal interests, whether the individual’s personal interest is materially adverse to or competitive to the interests of the Company, and whether the transaction or relationship materially interferes with the proper performance of the individual’s duties or loyalty to the Company. In determining whether to approve or ratify a transaction or relationship, the Governance & Nominating Committee considers, among other factors, whether the matter would constitute a violation of the conflicts of interest provisions of the Company’s Ethics Policy, whether the matter would violate the NYSE listing standards, the expected practical impact of the transaction or relationship on the individual’s independence of judgment or ability to act in the best interests of the Company, the availability, practicality and effectiveness of mitigating controls or safeguards such as recusal, restricted access to information, reassignment etc., and the best interests of the Company and its shareholders generally.

Application of Policies & Procedures. The employment of Mr. Ratcliffe’s son-in-law in a non-executive position as disclosed below under “Certain Relationships and Transactions” does not violate the Company’s Ethics Policy or the Board’s independence standards. In addition, his hiring predated the Board’s 2004 adoption of the self-imposed requirement that certain relationships reportable under SEC rules be pre-approved by a committee of independent and disinterested directors.

Certain Relationships and Transactions

When determining whether any director or nominee is independent, your Board considers all facts and circumstances and any relationships that a director or nominee may have with the Company, directly or indirectly. To assist your Board in making independence determinations, it also applies the independence standards set forth in Appendix 2 to this Proxy Statement. In determining that each non-management director is independent, your Board considered the following circumstances and relationships of those directors who had any direct or indirect relationship with the Company, other than serving as a director:

1.	G. Jackson Ratcliffe, Jr.’s son-in-law is employed by the Company and, during 2006, was a sourcing manager for the Company’s Global Procurement and Materials Management function with cash compensation in the range of $110,000-$132,000. Such non-executive employment does not violate the Board’s independence standards for service on the Board and the Board has determined that such relationship does not otherwise impair Mr. Ratcliffe’s ability to exercise independent judgment as a director.

2.	In the ordinary course of its business, Praxair sells products to, or purchases products from, the company of which Mr. Kuehn is the non-executive Chairman, and the companies of which Messrs. Smith and Wood are executive officers. The dollar value of these transactions is far below the limits set forth in your Board’s independence standards and, in each case for the last three fiscal years, were significantly less than 1% of either Praxair’s or the director’s company’s consolidated revenues, except in one case where Praxair’s purchases were approximately 1.2% of the director’s company’s consolidated revenues in 2005. Therefore, your Board has determined that such relationships are not material and do not otherwise impair the ability of any of these directors to exercise his independent judgment as a director.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of SEC Forms 3, 4 and 5 furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that those persons complied with all Section 16(a) filing requirements during 2006 with respect to transactions in the Company’s stock.

Board Committees

The Board currently has four standing committees as described in the table below and each is comprised of only independent directors. The Charters for each of these committees may be found in the Governance section of Praxair’s public website, www.praxair.com and are available in print to any shareholder who requests them.

Meetings and Current Members	Summary Responsibilities

AUDIT COMMITTEE Meetings in 2006: 5 Current Members: H. Mitchell Watson, Jr., Chairman Ronald L. Kuehn, Jr. Raymond W. LeBoeuf Robert L. Wood
Assists the Board in its oversight of (a) the independence, qualifications and performance of Praxair’s independent auditor, (b) the integrity of Praxair’s financial statements, (c) the performance of Praxair’s internal audit function, and (d) Praxair’s compliance with legal and regulatory requirements. In furtherance of these responsibilities, the Audit Committee, among other duties,
(1)  appoints the independent auditor to audit Praxair’s financial statements, approves the fees and terms of such engagement, approves any non-audit engagements of the independent auditor, and meets regularly with, and receives various reports from, the independent auditor. The independent auditor reports directly to the Audit Committee;

(2)  reviews Praxair’s principal policies for accounting and financial reporting and its disclosure controls and processes, and reviews with management and the independent auditor Praxair’s annual financial statements prior to their publication;

(3)  reviews assessments of Praxair’s internal controls, the performance of the Corporate Audit function, and the guidelines and policies by which Praxair undertakes risk assessment and risk management; and

(4)  reviews the effectiveness of Praxair’s compliance with laws, business conduct, integrity and ethics policies and programs.

More information on the Audit Committee’s role and conclusions regarding financial reports and on the independent auditor, is presented under the captions “Audit Committee Report” and “The Independent Auditor” immediately following this table.

Meetings and Current Members	Summary Responsibilities

COMPENSATION & MANAGEMENT DEVELOPMENT COMMITTEE Meetings in 2006: 4 Current Members: Ronald L. Kuehn, Jr., Chairman Claire W. Gargalli Raymond W. LeBoeuf Wayne T. Smith	Assists the Board in its oversight of (a) Praxair’s compensation and incentive policies and programs, and (b) management development and succession, in both cases particularly as they apply to Praxair’s executive officers. In furtherance of these responsibilities, the Compensation & Management Development Committee, among other duties,

(1)  determines Praxair’s policies relating to the compensation of the executive officers and assesses the competitiveness and appropriateness of their compensation and benefits;

(2) approves corporate goals relevant to the Chief Executive Officer’s (“CEO”) compensation, evaluates the CEO’s performance in light of these goals and sets the CEO’s compensation accordingly;
(3) reviews management’s long-range planning for executive development and succession, and develops a CEO succession plan; and
(4) reviews Praxair’s management incentive compensation and equity compensation plans and oversees their administration.
More information on the Compensation & Management Development Committee’s processes with respect to executive compensation is presented under the caption “The Compensation & Management Development Committee,” immediately following this table

Meetings and Current Members	Summary Responsibilities

GOVERNANCE & NOMINATING COMMITTEE Meetings in 2006: 4 Current Members: Wayne T. Smith, Chairman José P. Alves Ira D. Hall H. Mitchell Watson, Jr. Robert L. Wood	Assists the Board in its oversight of (a) the selection, qualifications, compensation and performance of Praxair’s directors, (b) Praxair’s governance, including the practices and effectiveness of the Board, and (c) various important public policy concerns that affect the Company. In furtherance of these responsibilities, the Committee, among other duties,

(1)  recommends to the Board nominees for election as directors, and periodically reviews potential candidates, including incumbent directors;

(2)  reviews policies with respect to the composition, organization and practices of the Board, and developments in corporate governance matters generally; and

(3)  reviews Praxair’s policies and responses to important social, political and public issues, including equal employment opportunity, charitable contributions, legislative issues, and important shareholder issues, including management and shareholder proposals offered for shareholder approval.

More information on the Governance & Nominating Committee’s director nomination processes is presented under the caption “The Governance & Nominating Committee,” immediately following this table.

FINANCE & PENSION COMMITTEE Meetings in 2006: 3 Current Members: Claire W. Gargalli, Chairman José P. Alves Ira D. Hall G. Jackson Ratcliffe, Jr.
Assists the Board in its oversight of (a) Praxair’s financial position and financing activities, (b) Praxair’s financial risk management policies and activities, and (c) the ERISA-qualified, funded plans sponsored by Praxair. In furtherance of these responsibilities, the Finance & Pension Committee, among other duties,
(1)  monitors Praxair’s financial condition and its requirements for financing, and reviews, and recommends to the Board, the amounts, timing, types and terms of public stock issues and public and private debt issues;

(2) reviews Praxair’s foreign exchange and interest rate exposures, the results of its foreign exchange, hedging activities, and Praxair’s practices for managing insurable risks;
(3) reviews Praxair’s policies on dividends and stock repurchases; and
(4) reviews the investment performance, administration and funded status of Praxair’s funded benefit plans and appoints administration and investment committees to act as fiduciaries of such plans.

The Audit Committee

Audit Committee Report

A principal role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are “independent,” as required by applicable listing standards of the NYSE and by your Board’s independence standards set forth in Appendix 2 of this Proxy Statement.

As set forth in the Audit Committee’s Charter, the management of the Company is responsible for: (1) the preparation, presentation and integrity of the Company’s financial statements; (2) the Company’s accounting and financial reporting principles; and (3) internal controls and procedures designed to ensure compliance with applicable laws, regulations, and standards, including internal control over financial reporting. The independent auditor is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management and the independent auditor. The Audit Committee has also discussed with the independent auditor the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect.

The Audit Committee has discussed with the independent auditor its independence from the Company and its management. The Audit Committee has received the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect. The Audit Committee has also received written confirmations from management with respect to non-audit services provided to the Company by the independent auditor in calendar year 2006 and those planned for 2007. The Audit Committee has considered whether the provision of such non-audit services is compatible with maintaining PricewaterhouseCoopers’ independence.

In its oversight role for these matters, the Audit Committee relies on the information and representations made by management and the independent auditor. Accordingly, the Audit Committee’s oversight does not provide an independent basis to certify that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s independent auditor is, in fact, “independent.”

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 to be filed with the SEC.

The Audit Committee

H. Mitchell Watson, Jr., Chairman
Ronald L. Kuehn, Jr.
Raymond W. LeBoeuf
Robert L. Wood

The Independent Auditor

Auditor Selection and Attendance at the Annual Meeting

PricewaterhouseCoopers LLP served as Praxair’s independent auditor for the year ended December 31, 2006 and has been selected by your Board’s Audit Committee to serve in such capacity for the year ending December 31, 2007. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting to be available to respond to appropriate questions and to make a statement if they desire.

Audit Partner and Audit Firm Rotation

The Audit Committee’s policy is that the audit engagement partner should rotate off the Company’s account no less frequently than every five years. During Praxair’s 14 1/2 years as a public company, it has had four audit engagement partners. The current engagement partner has been in place for about 4 years.

With respect to audit firm rotation, the Audit Committee believes that it is inappropriate to establish a fixed limit on the tenure of the independent auditor. Continuity and the resulting in-depth knowledge of the Company strengthens the audit. Moreover, the mandatory partner rotation policy expressed above, normal turnover of audit personnel, the Audit Committee’s policy regarding the hiring of auditor personnel as described below, and the Audit Committee’s practices restricting non-audit engagements of the independent auditor as described below, all mitigate against any loss of objectivity that theoretically could arise from a long-term relationship. As provided in the Audit Committee’s Charter and as further described below, the Audit Committee continuously evaluates the independence and effectiveness of the independent auditor and its personnel, and the cost and quality of its audit services. The Audit Committee will periodically consider alternatives to ensure that the Audit Committee and the Company’s shareholders are receiving the best audit services available.

Auditor Independence

As noted in the Audit Committee Charter and in the Audit Committee Report presented above, the independent auditor reports directly to the Audit Committee and the Audit Committee is charged with evaluating its independence.

Non-Audit Engagement Pre-Approval Policy

To help ensure independence of the independent auditor, the Audit Committee has established a policy whereby all non-audit engagements of the independent auditor must be approved in advance by the Audit Committee or its Chairman, has set forth limitations codifying its bias against such engagements, and has adopted a guideline that, absent special circumstances, the aggregate cost of non-audit engagements in a year should not exceed the audit fees for that year. As noted below in the report on independent auditor fees, such non-audit engagements were approximately 5.2% of audit fees in 2006. 100% of the Audit-Related Fees, Tax Fees and All Other Fees disclosed below were pre-approved by the Audit Committee.

Hiring Policy – Auditor Employees

In addition, the Audit Committee has established a policy whereby no former employee of the independent auditor may be elected or appointed an officer of the Company earlier than two years after termination of the engagement or employment.

Fees Paid to the Independent Auditor

Audit Fees. PricewaterhouseCoopers LLP billed Praxair, Inc. and its affiliates an aggregate amount of $5,795,000 and $5,186,000 for professional services rendered in 2006 and 2005, respectively, for the audit of Praxair’s annual financial statements, the reviews of the financial statements included in Praxair’s reports on Form 10-Q, attestation of management’s assessment of the Company’s internal controls as required by § 404 of the Sarbanes-Oxley Act of 2002, and services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees. PricewaterhouseCoopers LLP billed Praxair, Inc. and its affiliates an aggregate amount of $46,000 and $77,000 for assurance and related services rendered in 2006 and 2005, respectively, that are reasonably related to the performance of the audit or review of Praxair’s financial statements other than the fees disclosed in the foregoing paragraph. These fees related primarily to due diligence services and certifications required by customers and others.

Tax Fees. PricewaterhouseCoopers LLP billed Praxair, Inc. and its affiliates an aggregate amount of $84,000 and $91,000 for professional services rendered in 2006 and 2005, respectively, for tax compliance and tax preparation, including preparation of original and amended tax returns, and claims for refunds.

All Other Fees. PricewaterhouseCoopers LLP billed Praxair, Inc. and its affiliates an aggregate amount of $169,000 and $123,000 for products and services rendered in 2006 and 2005, respectively, other than those reported in the foregoing paragraphs. These services related primarily to consulting and advice in regard to local country issues for non-U.S. subsidiaries.

The Compensation & Management Development Committee

Executive Compensation

Praxair’s Compensation & Management Development Committee of the Board (the “Compensation Committee”) consists of four non-management directors appointed by your Board who meet the independence requirements of the NYSE and your Board’s standards for director independence as set forth at Appendix 2 of this Proxy Statement. Among other duties, the Compensation Committee is responsible for considering and determining executive compensation. Consideration and determination of directors’ compensation is the responsibility of the Governance & Nominating Committee of the Board.

Committee Charter and Responsibilities: As set forth in the Compensation Committee’s charter, with respect to the compensation of the executive officers reported in this Proxy Statement, the Compensation Committee has the authority to:

•	determine the policies relating to the executive officers,

•	determine and authorize the salaries, performance-based variable compensation, long term incentive awards, terms of employment, retirement or severance, benefits, and perquisites of the executive officers.

•	review and approve corporate goals and objectives relevant to the CEO’s compensation, evaluate the CEO’s performance in light of those goals and objectives and set the CEO’s compensation level based on this evaluation.

Delegation and CEO Involvement: The Compensation Committee may not delegate any of the foregoing authority to any other persons. With respect to the allocation of compensation and awards to employees other than the executive officers, the Compensation Committee may, and has, delegated authority to the CEO, subject to guidelines established by the Compensation Committee. The CEO does not determine the compensation of any of the executive officers but he does offer for the Compensation Committee’s consideration his views on relevant matters as described in more detail in this Proxy Statement in the section captioned “Compensation Discussion and Analysis.”

Committee Consultant: The Compensation Committee engages an independent, third-party compensation consultant to assist it in such analysis as is necessary to inform and support the Compensation Committee’s decisions on executive compensation. For its consideration of 2006 executive compensation, the Compensation Committee engaged Towers Perrin LLP. The purpose of the engagement was to provide to the Compensation Committee data, analysis and independent advice with regard to executive compensation. The scope of the consultant’s work is described in this Proxy Statement in the section captioned “Compensation Discussion and Analysis.” The engagement also included certain analyses and data requested by management from time to time. The consultant was directed to keep the Compensation Committee informed of the work that it performs for management and to not compromise its independence with respect to advice its renders to the Compensation Committee.

Committee Process for Executive Compensation: With regard to executive compensation, the Compensation Committee generally follows the following schedule and process in its annual cycle of meetings:

•	October Meeting:

 — Review trends in executive compensation and the competitiveness of the Company’s executive compensation program as presented by the Compensation Committee’s consultant.

•	December Meeting:

 — Determine the performance-based variable compensation plan for the following plan year including establishment of financial and non-financial goals and payout formulas based on levels of performance against those goals.

 — Determine for each executive officer the following elements of his/her direct compensation for the following year: (1) salary adjustment (typically effective on April 1), (2) target performance-based variable compensation (percent of salary) and (3) value and form of long term incentive award.

•	January Meeting:

 — Determine performance based variable compensation earned for the previous plan year based on evaluation of Company and CEO performance against the goals previously established by the Compensation Committee.

 — Determine terms and conditions of long term incentive awards including calculation of the number of equity units to be awarded based on the dollar value to be delivered as established in December.

•	February Meeting:

 — Review perquisites and personal benefits available to executive officers.

 — Review executive officer stock transactions and compliance with stock ownership guidelines.

 — Review proposed proxy statement disclosures with respect to executive compensation.

The Governance & Nominating Committee

Director Nominations

The Governance & Nominating Committee is comprised of five non-management directors who meet the independence requirements of the NYSE and your Board’s standard’s for director independence set forth in Appendix 2 to this Proxy Statement. Among other duties, the Governance & Nominating Committee has responsibility for the director nomination process.

The Governance & Nominating Committee will consider candidate nominees for election as director who are recommended by shareholders. Recommendations should be sent to the Secretary of Praxair and should include the candidate’s name and qualifications and a statement from the candidate that he or she consents to being named in the proxy statement and will serve as a director if elected. In order for any candidate to be considered by the Governance & Nominating Committee and, if nominated, to be included in the proxy statement, such recommendation must be received by the Secretary on or before the date specified on page 56 of this Proxy Statement under the caption “Shareholder Proposals for the 2008 Annual Meeting.”

The Governance & Nominating Committee believes that the minimum qualifications that must be met by any director nominee include a strong record of integrity and ethical conduct, a record of accomplishment, lack of conflicts that might interfere with the nominee’s exercise of independent judgment on matters affecting the Company or its shareholders, and a willingness and ability to represent all shareholders of the Company.

The qualities and skills necessary in a director nominee are governed by the specific needs of the Board at the time the Governance & Nominating Committee determines to add a director to the Board. The specific requirements of the Board will be determined by the Governance Committee and will be based on, among other things, the Company’s then existing strategies and business, market, geographic and regulatory environments, and the mix of perspectives, experience and competencies then represented by the other Board members; and will take into account the Chief Executive Officer’s views as to areas in which management desires additional advice and counsel.

When the need to recruit a director arises, the Governance & Nominating Committee will consult the other directors, the Chief Executive Officer and, on occasion, fee-paid third party recruiting firms to identify potential candidates. The candidate evaluation process may include inquiries as to the candidate’s reputation and background, examination of the candidate’s experiences and skills in relation to the Board’s requirements at the time, consideration of the candidate’s independence as measured by the Board’s independence standards, and other considerations that the Governance & Nominating Committee deems appropriate at the time. Prior to formal consideration by the Governance & Nominating Committee, any candidate who passes such screening would be interviewed by the Governance & Nominating Committee (or the Governance & Nominating Committee Chairman) and by the Chief Executive Officer.

No new directors have been appointed or nominated since the last annual meeting of shareholders.

The Board of Directors

The following pages present information about the persons who comprise Praxair’s Board of Directors, including the four nominees for election. During 2006, the Board held nine meetings.

Director Attendance

During his current term to-date, each nominee for reelection attended Board meetings and meetings of committees of which he is a member as follows: Mr. Alves, 100%; Mr. Kuehn, 100%; Mr. Watson 96%; and Mr. Wood 90%. During this same period, the continuing directors collectively attended approximately 99% of such meetings.

The Directors and Nominees

JOSÉ PAULO DE OLIVEIRA ALVES Director Since 2005	Age 61 Term Expires 2007

Former Chief Executive Officer of CSN LLC, USA, the U.S. operation of Brazil’s Companhia Siderúrgica Nacional (a steel manufacturing company), from 2001 through 2003. In addition, he served as Executive Officer of the New Business Sector of Companhia Siderúrgica Nacional from June 1999 through 2003, and as its Executive Officer of the Infrastructure/Energy Sector from May 1998 through July 2002. Prior to 2004 and representing CSN’s holdings, Mr. Alves was Chairman of Eletropaulo Metropolitana SA (an electricity distribution company) and MRS Logistica SA (a railway/logistics company), as well as an Alternate Director of Cia Vale do Rio Doce (CVRD).

STEPHEN F. ANGEL Director Since 2006	Age 51 Term Expires 2009

Stephen F. Angel has been Chief Executive Officer of Praxair, Inc. since January 1, 2007, and has been elected Chairman effective May 1, 2007. Before becoming the Chief Executive Officer, he served as President & Chief Operating Officer since March 1, 2006, and served as Executive Vice President from 2001 to 2006. Prior to joining Praxair in 2001, Mr. Angel was General Manager for the General Electric Company Industrial Systems Power Equipment business from 1999 to 2001, and was General Manager, Marketing and Sales, for GE’s Transportation Systems business from 1996 to 1999. He is also on the Board of the National Association of Manufacturers.

CLAIRE W. GARGALLI Director Since 1992	Age 64 Term Expires 2009

Former Vice Chairman, Diversified Search Companies (executive search consultants) from 1990 to 1998

Ms. Gargalli is a trustee emeritus of Carnegie Mellon University and Middlebury College and she is also a director of Baker Hughes, Inc., Intermec, Inc., and Virginia National Bank.

IRA D. HALL Director Since 2004	Age 62 Term Expires 2008

Former President and Chief Executive Officer of Utendahl Capital Management, L.P. (an asset management company) from 2002 through 2004. From 1999 to 2001, Mr. Hall served as Treasurer of Texaco Inc., and from 1998 to 1999, he was General Manager, Alliance Management of Texaco Inc. Prior to joining Texaco, Mr. Hall held several positions with International Business Machines.

Mr. Hall is a director of Pepsi Bottling Group Inc. and Ameriprise Financial, Inc. He is the past chairman of the board of the Executive Leadership Council. He also serves on the Dean’s Advisory Council of the Stanford Graduate School of Business.

RONALD L. KUEHN, JR. Director Since 1992	Age 71 Term Expires 2007

Chairman (non-executive) of El Paso Corporation (a natural gas and energy products company) since March 2003. Mr. Kuehn was Chairman, President and Chief Executive Officer of Sonat Inc. (an oil and natural gas company) from 1986 until its merger with El Paso Corporation in 1999. He served as Chairman of El Paso Corporation through 2000, as its Lead Director in 2002 and 2003, and as interim Chief Executive Officer from March through August 2003.

Mr. Kuehn is also a director of Regions Financial Corporation and Dun and Bradstreet Corporation.

RAYMOND W. LEBOEUF Director Since 1997	Age 60 Term Expires 2008

Executive Session Presiding Director of Praxair since 2005. Former Chairman and Chief Executive Officer of PPG Industries, Inc. (a diversified manufacturer of coatings, glass and chemicals) from 1997 to 2005. In 1995, Mr. LeBoeuf was elected President and Chief Operating Officer and a director of PPG Industries, Inc.

Mr. LeBoeuf also is a director of ITT Industries, Inc.

G. JACKSON RATCLIFFE, JR. Director Since 1992	Age 70 Term Expires 2009

Former President and Chief Executive Officer of Hubbell Incorporated (a manufacturer of electrical and electronics products) from 1987 until 2001, and its Chairman of the Board from 1987 until 2004.

Mr. Ratcliffe also served as Praxair’s Executive Session Presiding Director from 2002 to 2005.

Mr. Ratcliffe also is a director of Hubbell Incorporated and Sunoco, Inc.

DENNIS H. REILLEY Director Since 2000	Age 54 Term Expires 2009

Mr. Reilley has served as Chairman of Praxair, Inc. since December 2000. From 2000 to 2006, he also served as President & Chief Executive Officer. Effective April 30, 2007, Mr. Reilley will retire as Chairman and a director.

Prior to joining Praxair, he held senior management positions in DuPont Co. beginning in 1989, and in May 1999, Mr. Reilley was appointed Executive Vice President & Chief Operating Officer of DuPont. Prior to 1989, Mr. Reilley held various senior executive positions with Conoco.
Mr. Reilley is past Chairman of the American Chemistry Council and a member of The Business Roundtable. He also is a director of H. J. Heinz Company, Marathon Oil Company and The Conservation Fund.

WAYNE T. SMITH Director Since 2001	Age 61 Term Expires 2008

Chairman, President & Chief Executive Officer of Community Health Systems, Inc. (a hospital and healthcare services company) since 2001. In 1997, Mr. Smith was elected President and then Chief Executive Officer and a director of Community Health Systems, Inc. Prior to joining Community Health Systems, he served as Chief Operating Officer, President, and a director of Humana Inc.

Mr. Smith is a director of Citadel Broadcasting Corporation and a current member of the Board, and past Chairman of, the Federation of American Hospitals.

H. MITCHELL WATSON, JR. Director Since 1992	Age 69 Term Expires 2007

Former President, Sigma Group of America (a consulting company) from 1992 to 2005. Mr. Watson was President & Chief Executive Officer of ROLM Company (a telecommunications joint venture of IBM and Siemens AG) from 1989 to 1992. Prior to that, he served as Vice President, Marketing for IBM.

Mr. Watson also is a director of Community Health Systems, Inc., chairman-emeritus of Helen Keller International, and chairman of the Brevard Music Center.

ROBERT L.WOOD Director Since 2004	Age 52 Term Expires 2007

Chairman, President & Chief Executive Officer of Chemtura Corporation (a specialty chemicals company formerly known as Crompton Corporation) since 2004. Mr. Wood became President & Chief Executive Officer of Chemtura in January 2004 and was appointed to the additional post of Chairman in April 2004. Prior to joining Chemtura, Mr. Wood served in senior management positions at Dow Chemical Company, most recently as business group president for Thermosets and Dow Automotive from November 2000.

Mr. Wood also is a director of Jarden Corporation and a board member of the American Chemistry Council, and has served as chairman of the American Plastics Council.

Executive Officers

The following Executive Officers have been elected by the Board of Directors and serve at the pleasure of the Board. It is expected that the Board will elect officers annually following each annual meeting of shareholders.

Stephen F. Angel, 51, See description under “The Board of Directors.”

James T. Breedlove, 59, is Senior Vice President, General Counsel and Secretary of Praxair, Inc. and served as Vice President, General Counsel and Secretary from 2004 to 2006. Prior to joining Praxair in 2004, Mr. Breedlove was Senior Vice President and General Counsel at GE Equipment Services from 2002, and from 1992 to 2002, he served as a Senior Vice President of a division of General Electric Capital Corp.

Domingos H. G. Bulus, 45, is President of White Martins Gases Industriais Ltda. (“White Martins”), Praxair’s Brazilian subsidiary, and is a Vice President of Praxair, Inc. He served as President of Praxair Asia from 2001 to 2003. Mr. Bulus also served as Executive Director of the Andean Treaty region for White Martins from 1996 to 2001. He assumed his current position in 2003.

Patrick M. Clark, 45, is a Vice President of Praxair, Inc. and its Controller. Prior to joining Praxair in those capacities, Mr. Clark was, since 1997, Vice President, Finance and Chief Financial Officer of Enodis North America, a subsidiary of Enodis Plc., a global manufacturer of food equipment. He assumed his current positions in 2002.

James J. Fuchs, 54, is a Senior Vice President of Praxair, Inc., and served as a Vice President from 2001 to 2006. Since 2001, he also has been President of North American Industrial Gases, and President of Praxair Canada. In 2006, Mr. Fuchs also assumed responsibility for Praxair’s Mexican operations. Prior to these assignments, Mr. Fuchs served Praxair Asia as a Vice President from 1996 and then as its President from 1998.

Randy S. Kramer, 54, is a Vice President of Praxair, Inc. and, since 2004, President, Praxair Europe. In 1999, he was elected a Vice President of Praxair responsible for carbon dioxide products and services, and then for U.S. food and beverage marketing and sales. Mr. Kramer led Praxair’s procurement organization in 2000 and, in 2001, he was appointed as Praxair’s Vice President of Sales.

Ricardo S. Malfitano, 48, is an Executive Vice President of Praxair, Inc., overseeing Praxair’s South America and Asia regions, the Electronics business, the North American packaged gases business, Praxair Distribution, and global supply systems, global procurement and engineering. Mr. Malfitano served as a Senior Vice President of Praxair from 2003 to 2006 and was President of White Martins, Praxair’s Brazilian subsidiary, and President, Praxair South America from 2001 to 2003. He served as President, North American Industrial Gases and President, Praxair Canada from 1998 to 2001. Mr. Malfitano also served as Chief Operating Officer of White Martins from 1997 to 1998. He assumed his current position in 2006.

Dennis H. Reilley, 54. See description under “The Board of Directors.”

James S. Sawyer, 50, is an Executive Vice President and the Chief Financial Officer of Praxair, Inc. From 2003 to 2006, he served as a Senior Vice President and the Chief Financial Officer. Mr. Sawyer became Assistant Treasurer in 1992 upon Praxair’s launch as a public company, and served as Vice President and Treasurer from 1994 to 2000. He was designated the Chief Financial Officer in 2000.

Robert S. Vruggink, 49 is a Senior Vice President of Praxair, Inc. He served as President of Praxair Surface Technologies from 2003 to 2006. Mr. Vruggink joined Praxair in 2001 as area director for industrial gases in the U.S. southern region. Prior to joining Praxair, he had served in a wide variety of engineering and management assignments for Conoco and DuPont. He assumed his current position in 2006.

Wayne J. Yakich, 49, is a Vice President of Praxair, Inc. and President, Praxair Distribution, Inc. Mr. Yakich was formerly Vice President, Business Operations for Praxair Distribution. He assumed his current positions in 2000.

Executive Compensation

Compensation Committee Report

The Compensation & Management Development Committee reviewed and discussed with management the “Compensation Discussion and Analysis” below and recommended to the Board that it be included in this Proxy Statement. The Compensation Committee has represented to management that, to the extent that the “Compensation Discussion and Analysis” purports to disclose the Compensation Committee’s deliberations and thinking in making executive compensation decisions and policy, it is accurate and materially complete.

The Compensation & Management Development Committee

Ronald L. Kuehn, Jr., Chairman
Claire W. Gargalli
Raymond W. LeBoeuf
Wayne T. Smith

Compensation Discussion and Analysis

This compensation discussion and analysis (“CD&A”) is intended to provide context for the decisions underlying the compensation reported in the executive compensation tables included in this Proxy Statement for the Company’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and the three other executive officers who had the highest “total compensation” for 2006, as set forth in the “Summary Compensation Table” below (these five executive officers are collectively referred to as the “Named Executive Officers” or the “NEOs”). The Compensation Committee of the Company’s Board of Directors is responsible for policies and decisions regarding the compensation and benefits for NEOs. Certain facts described in this CD&A reflect Compensation Committee deliberations about which management does not have personal knowledge, although the Compensation Committee has advised management that the information in this CD&A is accurate and materially complete.

Objectives of Praxair’s Executive Compensation Program

The objectives of Praxair’s executive compensation program are to:

•	attract and retain executive talent;

•	build and support a performance-driven culture and to motivate executives to deliver strong business results;

•	align executives with shareholder expectations by closely linking total compensation with

 — short term business performance, and

 — longer term shareholder value creation; and

•	encourage executives to own Company stock, thereby aligning their interests with those of shareholders.

The Compensation Committee achieves these objectives through the following means:

Attraction and retention of executive talent

The Compensation Committee endeavors to provide competitive compensation to Praxair’s executives. To help ensure that Praxair’s executive compensation is in-line with the market, the Compensation Committee benchmarks each element of Praxair’s compensation program against comparator companies representing, among others, the market for executive talent most applicable to the Company. The Compensation Committee designs the executive compensation program to be performance-based in order to drive performance and also to assure that strong performance is well rewarded, thus attracting and retaining high-performing, results-oriented executives. Long term incentives are designed, in part, to provide retention incentive as well as to reward the creation of long term shareholder value. In the event of a change-in-control of the Company, severance arrangements are intended to ensure continuity by incenting executives to focus on performing their duties rather than seeking immediate employment elsewhere.

Linkage to short term business performance and to longer term shareholder value creation

The Compensation Committee seeks to motivate executives to work conscientiously to achieve both short term and long term goals and, thereby, create shareholder value. A significant proportion of each NEO’s total compensation opportunity is performance-based variable compensation which rewards executives for annual business performance against pre-determined financial and non-financial goals. These rewards are balanced with long term incentives to both drive short term growth in shareholder value and to reward long term decision-making which results in sustainable growth in shareholder value.

Encouragement of executive ownership of Company stock

Stock ownership guidelines are in place for NEOs (see disclosure on details of these guidelines and their enforcement in the Corporate Governance and Board Practices section of this Proxy Statement under the caption “Executive Stock Ownership Guidelines”). Equity-based instruments are a significant component of the Company’s executive compensation program. Also, the Company’s Compensation Deferral Program, 401(k) savings plan and Dividend Reinvestment and Stock Purchase Plan each provide all plan participants, including NEOs, with many avenues to acquire and hold Praxair stock or stock-equivalent units.

Key Factors Supporting Compensation Decisions for Executive Officers

The Compensation Committee considered many factors in making NEO compensation decisions reported in this Proxy Statement. Some of those key factors are summarized below. This section is intended to supplement the discussion and analysis concerning individual elements of NEOs’ compensation included elsewhere in this CD&A.

As described more fully elsewhere in this CD&A, a large component of annual performance-based variable compensation for 2006 was based on formula-calculated earnings for the performance achieved against selected financial measures. Except for this, individual compensation decisions in 2006 required considerable judgment and the balancing of many objective and subjective considerations such as those listed in this section. The Compensation Committee did not find it practical, nor did it attempt, to assign relative weights to various factors or subject them to pre-defined, rigid formulas; and the importance and relevance of specific factors varied among individual executives.

Individual Factors

In making its compensation decisions for NEOs in 2006, the Compensation Committee considered a number of quantitative and qualitative factors relating to the individual including, as applicable:

•	The Company’s future financial and non-financial performance in the executive’s principal area of responsibility and the degree to which it wishes to incent and reward such performance.

•	The executive’s expected progress towards goals within his area of responsibility.

•	The executive’s performance against the critical goals (financial, project oriented or people related) set by the CEO under the Company’s Performance Management System and the exhibition of the values, competencies and behaviors that are important to the success of the Company.

•	The potential contributions the executive can make to the Company’s success.

•	The executive’s experience and level of responsibility.

•	The Company’s retention goals for the executive.

•	The relative size of base salary, annual performance-based variable compensation opportunity, and long term incentive grants for executives with similar responsibilities at peer companies.

Compensation Consultant Data, Analysis and Advice

To assist it in meeting its objectives, the Compensation Committee engaged Towers Perrin LLP, an independent, third-party consultant, to provide data, analysis and independent advice. For 2006, the scope of the consultant’s work included preparation, and presentation to the Compensation Committee, of a report on executive compensation trends, a competitive compensation analysis covering the Company’s officers, various other materials related, for example, to the performance-based variable compensation program and stock options valuation, and other special projects requested by the Compensation Committee or management. The engagement also included certain analyses and data requested by management from time to time. In advance of applicable Compensation Committee meetings, the CEO and other management personnel reviewed the consultant’s data and analysis to be presented at the meeting and the CEO solicited the consultant’s views on his proposed recommendations for executive officer compensation (other than his own) based on that data. In its deliberations, including in private sessions with the consultant, the Compensation Committee requested the consultant’s opinion of the CEO’s recommendations.

Recommendations of the Chief Executive Officer

The CEO did not determine the compensation of any of the executive officers in 2006 but he did offer his views on relevant matters for the Compensation Committee’s consideration including:

•	his recommendations with respect to salary adjustments and target (percent of salary) performance-based variable compensation for individual executive officers based on analysis of the benchmark data and Individual Factors described above.

•	his assessment of the Company’s performance against the non-financial goals set by the Compensation Committee and evidence supporting that assessment.

•	his recommendations on individual performance factors that should be applied to performance-based variable compensation for individual executive officers and the reasons for those recommendations.

•	his views as to the form of long term incentives most appropriate to drive sustainable shareholder value creation.

•	his views with respect to the companies against which it is appropriate to benchmark the Company’s executive compensation.

The Compensation Committee duly considered the CEO’s recommendations in each of these areas.

Benchmarking

Benchmark data was used by the Compensation Committee to help determine the appropriate amount of each element of each NEO’s total compensation for 2006.

Selection of Benchmark Companies. Benchmark companies were selected by the Compensation Committee with the assistance of its consultant. From a broader base of companies in selected industries (the Key Industry Group, consisting, for 2006, of 297 companies) for which the consultant maintains detailed compensation data, the Compensation Committee selected a smaller group as the Key Company Group. The Compensation Committee used the Key Company Group to determine competitive pay levels for NEO positions. The companies in this group were selected to represent the Company’s competitors, key customer segments and the markets for executive talent most applicable to the Company. The group was targeted at 25-30 members so as to provide meaningful but manageable data comparisons. For 2006, the 28 companies identified below were selected on the advice of the

Compensation Committee’s consultant. From the Key Company Group were selected 10 companies to comprise the Compensation Committee’s Practices Tracking Group for use in benchmarking compensation and benefit-related practices such as forms of equity awards, stock ownership guidelines, perquisites and personal benefits, retirement and other termination arrangements, based on proxy statement disclosures. The Practices Tracking Group comprised key competitors as well as other companies that the consultant and the Compensation Committee deemed appropriate for this purpose.

The companies in the Key Company Group were:

Advanced Micro Devices	Engelhard	PepsiCo
Air Liquide Americas	General Mills	PPG Industries
Air Products and Chemicals	Johnson & Johnson	Quest Diagnostics
Borg Warner	Kellogg	Rockwell Automation
Dow Chemical	Kerr-McGee	Rohm and Haas
Duke Energy	L-3 Communications	Sempra Energy
DuPont	Lyondell Chemical	Smurfit-Stone Container
Eastman Chemical	MeadWestvaco	Texas Instruments
Ecolab	Nova Chemicals
Eli Lilly	PACCAR

Application of Benchmark Data. For each of the three elements of direct compensation (salary, long term incentive awards and target performance-based variable compensation), the Compensation Committee examined the mid-range of benchmark company data for each NEO’s position, such data adjusted by the consultant for scope of company operation. Although the Compensation Committee uses this mid-range as a guide for determining compensation levels, actual values set for any individual NEO may, from time to time deviate from mid-range (a) due to the Individual Factors described above, (b) because of year-to-year swings in market median data, and (c) so as to maintain the desired internal equity among executive positions. Unless otherwise disclosed in the below sections on individual elements of direct compensation, the value of compensation paid or targeted for each NEO in 2006 was within the mid-range as determined by the benchmarking process. The Compensation Committee also consulted market data from the broader Key Industry Group as a secondary check to ensure that mid-range data from the Key Company Group in any year is generally representative and not impacted by any unusual or short-term factors.

Evaluation of Aggregate Compensation

Total Compensation and Benefits. In late 2005, as a cross check against its separate determinations of the amounts of individual direct compensation elements for the CEO, the Compensation Committee considered the value of the CEO’s aggregate compensation package in which all components of his compensation and benefits were viewed together using a “tally sheet” format. Based on this review, the Compensation Committee determined that the total compensation granted to the CEO is both fair and reasonable. Completion of a similar analysis for most NEOs was completed in late 2006, for use in 2007 compensation decisions. At that time, the Compensation Committee determined that the total compensation granted to all NEOs is both fair and reasonable.

Termination Benefits. In late 2005, the Compensation Committee also reviewed an analysis of the total benefits to be received by the CEO under various termination events, including regular retirement, voluntary resignation, and termination by the Company, including following a change-in-control of the Company. Based on this review, the Compensation Committee determined that the aggregate of termination and severance provisions and their outcomes applicable to the CEO is both fair and reasonable. Completion of a similar analysis for most NEOs was completed in late 2006, for use in 2007 compensation decisions. At that time, the Compensation Committee determined that the termination benefits granted to all NEOs is both fair and reasonable.

Tax and Accounting Considerations

Deductibility of Compensation Expense. The Compensation Committee was cognizant of the compensation deduction limitations under Internal Revenue Code Section 162(m) and, accordingly, structured its performance-based variable compensation program for the 2006 plan year consistent with the shareholder-approved “Praxair, Inc. Plan For Determining Awards under Section 162(m)” (the “162(m) Plan”). The Company believes that compensation paid under this program is “performance-based” and, thereby, fully deductible under IRS rules. In addition, 2006 option grants and the plans under which they were determined and awarded were designed so as to make their related compensation expense fully deductible. The amount of the CEO’s base salary that exceeds $1 million is not deductible under IRS rules but such non-deductibility was not a consideration in determining the amount of such base salary.

Accounting Treatments. Accounting treatments were reviewed but did not impact the selection and design of equity and equity-related compensation for 2006, although all such grants were made in a manner as to not require variable accounting treatment.

Analysis of the Use of Long Term Incentives

The Compensation Committee reviewed 2006 stock transactions by executive officers and their year-end holdings so as to:

•	monitor the executives’ use of long term incentives.

•	maintain awareness of trends in executive stock transaction activity.

•	uncover hedges or other risk-management techniques applied to stock-based incentives.

•	uncover improper dispositions back to the Company or other self-dealing.

•	ensure that stock ownership guidelines are being met.

Based on this review, the Compensation Committee determined that the long term incentives previously granted to NEOs continue to be used appropriately and for their intended purpose.

Audit of Program Administration

To assist in determining the performance-based variable compensation payable for the 2006 plan year, the Compensation Committee engaged the Company’s internal audit department to verify that the rules of the program established by the Compensation Committee were properly applied and the Company’s performance against the pre-established financial measures was properly determined. The report of the internal auditors confirmed to the Compensation Committee that the program was properly administered.

Elements of Direct Compensation for Executive Officers

The Company uses a combination of cash salary, annual performance-based variable compensation (currently paid in the form of cash) and grants of long term incentives (in the form of stock options for 2006) as the three elements of total direct compensation for NEOs. The ratio of each component to total direct compensation takes into consideration the benchmark market data specific to each position, Individual Factors as described above and the mix of cash and equity components the Compensation Committee deems necessary to balance retention with shareholder value creation. The proportion of total compensation that is dependent on the Company’s business or stock performance (or is “at risk”) varies by position and increases with higher responsibility. The methods by which the amounts of 2006 compensation for NEOs were determined are described in the following sections for each element of direct compensation.

Salary

The salaries reported in the “Summary Compensation Table” reflect actual cash paid for the 2006 calendar year which includes the effect of adjustments to base salaries made as of March 1, 2006 (for Mr. Angel), April 1, 2006 (for the other NEOs) and November 1, 2006 (for Messrs. Sawyer, Malfitano and Fuchs). The March and April adjustments ranged from 3% to 5%, except for Messrs. Angel and

Malfitano whose salary adjustments were 8-13% due to their promotions early in the year to President & Chief Operating Officer and Executive Vice President, respectively. The salary adjustments for Messrs. Sawyer, Malfitano and Fuchs as of November 1, 2006 ranged from 8%-10% of their salaries then in effect. These adjustments were based upon Mr. Sawyer’s promotion to Executive Vice President, Mr. Malfitano’s assumption of greater Company operating responsibilities, and Mr. Fuchs’ promotion to Senior Vice President. The salary level for each NEO was established by the Compensation Committee considering both the benchmark data for equivalent positions in the Key Company Group and the Individual Factors as described above.

Annual Performance-Based Variable Compensation

The performance-based variable compensation reported for each NEO (in the column of the “Summary Compensation Table” captioned “Non-Equity Incentive Plan Compensation”) represents that earned for 2006 performance. The following describes the methodologies used by the Compensation Committee to determine the final annual performance-based variable compensation earned by each NEO, subject to the limitations of the 162(m) Plan:

Target Performance-Based Variable Compensation Level. The target performance-based variable compensation level for 2006 for each NEO (meaning the amount of variable compensation, expressed as a percent of salary, that would be earned for 100% achievement of the financial performance mid-point goals) was established by the Compensation Committee in December 2005 considering both the benchmark data for equivalent positions in the Key Company Group and the Individual Factors as described above.

Establishment of Financial Measures. Prior to the start of the 2006 plan year, the Compensation Committee selected three financial measures that it determined were appropriate to drive desired business behavior for Praxair and would correlate positively with total shareholder return. These financial measures were the Company’s corporate consolidated results with respect to (1) net income, (2) sales revenue and (3) cash flow (defined as net income plus depreciation plus changes in operating working capital) with each measure weighted equally. Each measure is an accounting item reported in accordance with GAAP in the Company’s public financial statements except that the Compensation Committee permitted adjustments to reported results based on differences between operating plan assumptions and actual results with respect to currency exchange rates and product price changes caused only by changes in certain raw material costs. Similar financial measures were established for each of 10 business units (the measures tailored and adjusted to each business’ circumstance such as using working capital as a percent of sales rather than cash flow). Corporate consolidated financial results and the business unit financial results were both included in the formula by which performance-based variable compensation earned for financial performance was determined.

Establishment of Financial Goals and Payout Formulae. Mid-point goals were established for each financial measure which corresponded to a 100% payout of the target performance-based variable compensation. In addition, values were established for each financial measure representing minimum and maximum rewarded performance levels corresponding to a potential payout percentage ranging from 0% to 200% of target. The Compensation Committee designed the relationship between pay and performance so as to ensure that performance which significantly exceeded the mid-point goals would be rewarded with well-above market benchmark payout levels. Similarly, performance that did not meet the goals would reduce the performance-based variable compensation payout to as low as zero in the case of failure to meet the pre-established minimum performance. In setting the mid-point goals for 100% target payout, the Compensation Committee strived to establish challenging but achievable goals. The factors considered by the Compensation Committee in assessing the challenge inherent in the goals included:

•	management’s internal operating plan,

•	macro-economic trends and outlooks in each of the countries in which the Company operates,

•	currency exchange trends and outlook,

•	expected industry performance,

•	shifts in key customer markets, and

•	expected contribution from contracts already awarded and decisions or actions already made or taken.

Although the Compensation Committee performed no explicit probability assessment, its intent was to establish the 100% target payout level at about a 50% probability of achievement, the minimum payout level at relatively high probability (approximating 85%) and the maximum payout at a relatively low probability (approximating 15%).

Non-Financial Goals. The Compensation Committee also established non-financial goals with respect to (1) strategic positioning, (2) performance relative to peers, (3) safety, (4) people development, (5) Six Sigma, and (6) audit/compliance. The Compensation Committee retained the discretion to adjust the performance-based variable compensation payout as determined by the performance against financial measures based on its assessment of the Company’s performance of these non-financial goals plus consideration of unforeseeable external factors beyond management’s control that may have helped or hindered management’s achievement of the financial goals.

Payout Based on Performance Against Goals. For 2006 performance, taking into consideration the Company’s performance against both the financial goals and non-financial goals, the Compensation Committee determined that each NEO earned a performance-based variable compensation payout above target. This was based on the Company exceeding the financial goals for revenue growth, net income and cash flow previously established as performance-based variable compensation measures for 2006 performance. In addition, the Compensation Committee judged that performance against pre-established non-financial goals was above standard and, consequently, should be a positive factor in determining performance-based variable compensation.

Application of Individual Performance Factors. The Compensation Committee retained the discretion to adjust a NEO’s performance-based payout (calculated as described above) based on an individual performance factor (“IPF”), determined, in part, by some of the Individual Factors as described above. The calculated payout to a particular NEO as determined by the above-described evaluation of performance against the financial and non-financial goals was adjusted by an IPF determined by the Compensation Committee (subject to a maximum payout limit set by the 162(m) Plan) taking into account the CEO’s annual performance appraisal of the NEO. The Compensation Committee also determined the IPF to be applied to the CEO.

Determining Maximum Permissible Payout Under 162(m). For NEOs, the procedures set forth in the 162(m) Plan were used to establish an upper limit on performance-based variable compensation to be earned for 2006. For 2006, the Compensation Committee approved a schedule identifying the maximum performance-based variable compensation payment to be paid to each NEO for each potential level of 2006 Net Income performance. The Compensation Committee then exercised its downward discretion available under the 162(m) Plan to adjust the actual payment to a level it deemed appropriate for each NEO according to the methodology described above.

Recapture Policy. The Compensation Committee has no established policy for the recapture of annual performance-based variable compensation payouts in the event of a later restatement of the results on which the payouts were based. If such an event occurs, the Compensation Committee expects to establish such recapture requirements as it determines are legal, equitable and practical under the circumstances existing at that time.

Performance Goals for 2007 Variable Compensation. In designing the performance-based variable compensation program for 2007, the Compensation Committee adjusted the financial measures to be used by substituting working capital for cash flow as was used for 2006 as described above. This change was made to simplify the process by aligning the corporate measure with the measure used for most of the business units as described above.

Long Term Incentive Awards

The long term incentive grants reported for each NEO in the “Grants of Plan-Based Awards” table represent those stock option grants made in February 2006. No grants were made to any NEO in 2006 other than this annual grant.

Determining the Value to be Delivered. The dollar value to be delivered in 2006 to each NEO in the form of long term incentives was established by the Compensation Committee in December 2005 considering both the benchmark data for equivalent positions in the Key Company Group and the Individual Factors as described above. For 2006, the Compensation Committee granted Mr. Reilley long term incentives approximately 30% above the market median (as estimated by the benchmark data described above) to provide additional retention incentive and based on the Compensation Committee’s evaluation of his exceptional performance, primarily acknowledging the Company’s sustained financial performance for 2005 and prior years and the market’s recognition of his achievements. In determining the value to be delivered in 2006 to NEOs in the form of long term incentive awards, the Compensation Committee did not deem relevant the number or value of incentives then held by NEOs or the amount of previous gains received by NEOs from exercises of options.

Determining the Amount of Award. The number of options granted to each NEO was determined by the Compensation Committee in January 2006 based on the consultant’s estimated valuation of the Company’s options using a binomial valuation model and applying that per-option value to the dollar value to be delivered to each NEO as previously determined.

Determining the Form of Award. The Compensation Committee reviewed alternative forms of long term equity incentives taking into account, among other factors, market trends and practices, the potential shareholder dilution effect of equity grants, and the intended purposes of such incentives. The Compensation Committee determined that stock options were the most appropriate vehicle for the 2006 grants. The Compensation Committee judged at that time that stock options presented an appropriate balance of risk and reward in that the executive earns no compensation from stock options without an increase in the Company’s stock price and, yet, the potential for increased value acts as a retention incentive. The Compensation Committee also noted that, because of the Company’s record of excellent shareholder return performance, the Company’s executives place high value in this particular long term incentive vehicle. Finally, the Compensation Committee considered that the vesting terms as well as the opportunity provided by stock options for substantial leveraged value from sustainable growth in shareholder wealth over their ten-year term encourage long term decision-making.

Determining the Grant Date. The Compensation Committee’s practice has been to approve at its regular meeting in late January the total number of stock options to be allocated among all eligible employees and to specifically approve the stock options to be granted to NEOs and all other executive officers. The Compensation Committee sets the actual grant date of these options as the date of the Board’s regular meeting in late February. The option exercise price is fixed at 100% of the closing price of the Company’s common stock on the NYSE on that February meeting date. Separate grants may occur on other dates throughout each year as part of hiring new employees or to reflect promotions.

Consistent with this practice, on January 24, 2006, the Compensation Committee established February 28, 2006 as the grant date for NEOs’ and other eligible employees’ options, coinciding with the Board’s next scheduled meeting date. This grant date was established so that:

•	The grant date (and, thereby, the exercise price) for NEOs’ options is aligned with those granted to all other eligible employees and those granted to the non-management directors under the 2005 Equity Compensation Plan for Non-Employee Directors of Praxair, Inc.

•	A reasonable interval would exist between the Company’s public release of 2005 earnings results in late January 2006 and the February 28, 2006 grant date upon which the exercise price of the options was set.

Form of Long Term Incentives for 2007 Grant. In designing the long term incentive program for 2007 applicable to NEOs, the Compensation Committee determined to move to a mix of 75% of the dollar value in stock options plus 25% in performance share units to be paid out in stock based on two-year performance metrics. The Compensation Committee decided that this mix retains the benefits of stock options as described above but complements the executives’ focus on external stock price and longer-term shareholder wealth creation with an appropriate balance of attention to internal performance metrics that are expected to drive growth and medium-term decision-making.

Benefit Plans Available to Executive Officers

The Company’s practice is to make available to NEOs essentially the same benefit plans generally available to other employees in the U.S. Neither the financial resources of the NEO, nor the amount or form of present or past direct compensation paid to the NEO was deemed by the Compensation Committee as relevant to any NEO’s continuing eligibility to participate in these plans in 2006. Benefits for NEOs under these plans are available and calculated on the same basis as for the other plan participants. Adjustments are made so as to continue the benefits to all participants, including NEOs, to the extent that they would otherwise be limited by income or other restrictions imposed by the federal tax laws. From time to time, the Compensation Committee may approve certain other adjustments to be applied to an NEO when it is in the best interests of the Company such as to facilitate the recruitment of an executive. Any such adjustments that are in place for any NEO are disclosed in the tables in this Proxy Statement or their accompanying footnotes or narratives. In addition to the benefit plans listed below, employees, including NEOs, are eligible to participate in other Company plans such as the 401(k) Savings Plan, medical (both active employee and retiree), dental, relocation and vacation.

Retirement Plans

The benefits payable to NEOs under the Company’s retirement plans are described in the “Pension Benefits” table and its accompanying footnotes and narrative. As described more fully therein, the Compensation Committee, with the advice of its consultant, has in the past approved certain service year credits for Messrs. Reilley and Angel, as were deemed necessary to compensate these the executives for benefits lost upon departure from their previous employers or to provide additional retention incentive. Also described in the footnotes are certain equitable adjustments for Messrs. Malfitano and Fuchs related to their service in Brazil and Canada, respectively, which adjustments are generally available to all similarly situated employees.

Tax-Qualified Pension Plan. The Company maintains a tax-qualified defined benefit pension plan for most U.S. employees, including the NEOs.

Supplemental Retirement Income Plan. The Company maintains an unfunded Supplemental Retirement Income Plan (“Supplemental Plan”) for the primary purpose of providing benefits that would otherwise be paid to U.S. employees under the tax-qualified pension plan but for the application of certain federal tax law limitations. Because of their income levels, each NEO is eligible to participate in the Supplemental Plan. The incremental benefits paid under the Supplemental Plan are calculated in the same manner as the underlying tax-qualified pension plan and result in no greater benefit than if federal tax law limitations were not in place.

Compensation Deferral Program

Any U.S. employee eligible to participate in the annual performance-based variable compensation plan, including each NEO, is eligible to participate in the Company’s Compensation Deferral Program. Contributions, earnings, withdrawals and year-end balances for 2006 for each NEO under the Compensation Deferral Program are reported in the “Non-Qualified Deferred Compensation” table.

The primary benefit to participants in this plan is that taxes on any compensation deferred into the plan, and on any earnings within the plan on those deferrals, are also deferred until the account is actually paid out to the individual. Contributions to the plan are voluntary and represent compensation already earned by the participant. The Company also makes contributions that would have been made to the 401(k) Savings Plan but for the application of certain federal tax law limits under that plan. No preferential earnings opportunities are available under the plan to participants, including NEOs. An NEO’s account balance in the plan at any point in time reflects the value of the Company contributions noted above and his deferred compensation as if he had invested it, at the time it was earned, in Praxair stock or a fixed income security, as the NEO chose at the time of deferral. Therefore, these balances are irrelevant to any present or future compensation decisions for the NEO or the amount of any severance payment that should be paid to NEOs.

Perquisites and Personal Benefits

The Company’s policy is to not extend perquisites or personal benefits to employees other than for limited and specifically defined business purposes. The incremental costs to the Company in 2006 of those benefits provided to NEOs that the SEC deems to be “perquisites and personal benefits” are reported in the “Summary Compensation Table” (included in the amounts reported in the column captioned “All Other Compensation” and further detailed in an accompanying supplemental table). The Compensation Committee exercises oversight over the perquisites and personal benefits that are made available to NEOs. Accordingly, the Compensation Committee reviewed all 2006 Company expenses, regardless of amount, including expenses related to security arrangements, that could be construed as a perquisite or personal benefit for each NEO. The purposes of this review included ensuring that:

•	the costs of such perquisites and personal benefits are not unreasonable and do not constitute a misuse of Company assets.

•	each such expense has a legitimate business purpose.

•	such perquisites and personal benefits are within the mainstream of the practices of the Practices Tracking Group.

•	such perquisites and personal benefits are properly disclosed to shareholders in accordance with applicable SEC rules.

In addition, the Company’s internal audit department performed its annual audit of executive officer expense reports for compliance with Company policies, and the independent auditors reviewed that work. Based on these reviews, the Compensation Committee determined that the perquisites and personal benefits available to NEOs in 2006, and their costs to the Company, were reasonable and properly disclosed to shareholders.

Severance and Change-in-Control Arrangements for Executive Officers

Severance Plan

All U.S. exempt employees, including NEOs, participate in the Company’s severance plan. This plan pays to a terminated employee a severance payment calculated based on the employee’s time in service and salary rate at the time of termination. This benefit applies only to terminations by the Company other than for cause.

Change-in-Control Arrangements

The Company has entered into identical severance compensation agreements with certain senior executives, including NEOs. These agreements provide for certain payments to be made to the executive in the event of both (1) a change-in-control of the Company (as defined in the agreements), and (2) the termination of his/her employment within two years thereafter by the Company without cause or by the executive for good reason (a so-called “dual trigger”). The purpose of these agreements is to encourage retention of the executive for continuity of management, and to keep the executive focused on acting in the best interests of the Company, in the event of an actual or threatened change-in-control. The Compensation Committee has determined that such arrangements are well within the mainstream of corporate practice and provide a legitimate and reasonable benefit to the Company and to its shareholders.

EXECUTIVE COMPENSATION TABLES

The tables below present compensation information for NEOs. The seven tables provide 2006 compensation information, followed by a narrative discussion of compensation that NEOs could receive when their employment with the Company terminates under various circumstances or upon a change-in-control of the Company. The tables include footnotes and other narrative explanations important for your understanding of the compensation information in each table.

The first table below, the Summary Compensation Table, summarizes key components of NEO compensation for 2006. The six tables following the Summary Compensation Table provide more detailed information about the various types of NEO compensation, some of which are included in the Summary Compensation Table.

SUMMARY COMPENSATION TABLE

						Change in
						Pension Value
					Non-equity	and Nonqualified
			Stock		Incentive Plan	Deferred	All other
			Awards	Option Awards	Compensation	Compensation	Compensation
Name and Principal Position	Year	Salary($)	($)(1)	($)(1)	($)(2)	Earnings($)(3)	($)(4)	Total($)(5)
Dennis H. Reilley, Chairman(6)	2006	$1,137,500	$97,160	$6,468,088	$3,000,000	$4,588,000	$210,500	$15,501,248
Stephen F. Angel, President & Chief Executive Officer(6)	2006	$631,250	$84,883	$1,355,023	$1,418,000	$1,061,000	$37,766	$4,587,922
James S. Sawyer, Executive Vice President & Chief Financial Officer	2006	$481,250	$0	$1,108,814	$734,000	$643,000	$16,847	$2,983,911
Ricardo S. Malfitano, Executive Vice President	2006	$498,333	$0	$935,940	$795,000	$311,000	$15,819	$2,556,092
James J. Fuchs, Senior Vice President	2006	$395,083	$0	$684,463	$540,000	$682,000	$27,889	$2,329,435

(1) These are the amounts that the Company recognized as compensation expense in its financial statements for 2006 as determined under Statement of Financial Accounting Standards 123R (“FAS 123R”). The Stock Awards amounts are the expense for outstanding restricted stock grants to Messrs. Reilley and Angel granted prior to 2006. The Option Awards amounts are the expense for options granted in 2006 and in certain prior years. In accordance with FAS 123R, the Company recognizes compensation expense for stock options granted to employees who are eligible for full retirement over the period from the grant date to the date of such retirement eligibility. The Option Awards amount for Mr. Reilley includes such acceleration of compensation expense because Mr. Reilley was eligible for full retirement under the Company’s Pension Program as of April 2006. The assumptions used in computing the Option Awards amounts are included in Note 16 to the Company’s 2006 financial statements in the 2006 Annual Report to Shareholders and Form 10-K. For Stock Awards, the Company determines the value of a restricted stock grant (the number of shares granted times the fair market value of the Company’s stock on the date of grant) and then recognizes this as expense ratably over the vesting term.

The Stock Awards and Option Awards column amounts were not actually paid to any NEO in 2006. The value of any restricted stock that vested in 2006 is reported in the “Option Exercises and Stock Vested” table below. In addition, a stock option has value only if the Company’s stock price increases above the option exercise price (an “in-the-money” option). If a NEO exercises an in-the-money option, he would then realize an actual gain. Any gain actually realized for options exercised in 2006 is reported in the “Option Exercises and Stock Vested” table below.

(2) In 2006, the Company achieved certain financial and non-financial goals that the Compensation Committee set in December 2005 under the Company’s Variable Compensation Plan. Therefore, the Compensation Committee awarded each NEO performance-based variable compensation payments in February 2007. These amounts are reported as “Non-equity Incentive Plan Compensation.” See the detailed description of the Variable Compensation Plan in the preceding CD&A under the sub-heading “Annual Performance-Based Variable Compensation.” Certain NEOs elected to defer a portion of this payment under the Company’s Compensation Deferral Program described after the “Nonqualified Deferred Compensation” table below. Any amounts deferred are included in the amounts reported above.

(3) Amounts in this column are the 2006 increase in actuarial present value of retirement benefits payable under the Company’s Pension Program. These amounts were not actually paid to any NEO in 2006. See the detailed description of the Pension Program and how these amounts are calculated following the “Pension Benefits” table below. The total pension present value accrued for each NEO through 2006 under the Company’s Pension Program is also disclosed in that table.

No amounts accumulated under the Company’s Compensation Deferral Program earn above market or “preferential” interest or other earnings; therefore, no earnings are included in this column.

(4) Amounts shown in this column are detailed in the “All Other Compensation” table below.

(5) The amount reported in the “Total” column is the sum of all of the columns. It includes the Stock Awards, Option Awards and Change in Pension Value amounts, which were not actually paid to any NEO in 2006. The Stock Awards, Option Awards and Change in Pension Value amounts actually paid or provided in the future may be more or less than the reported amounts. The amount of compensation actually paid or provided to each NEO for 2006 (being Salary, Non-equity Incentive Plan Compensation and All Other Compensation) was: Mr. Reilley: $4,348,000 (28% of Total Compensation reported); Mr. Angel: $2,087,016 (45% of Total Compensation reported); Mr. Sawyer: $1,232,097 (41% of Total Compensation reported); Mr. Malfitano: $1,309,152 (51% of Total Compensation reported); and Mr. Fuchs: $962,972 (41% of Total Compensation reported).

(6) During 2006, Mr. Reilley served as Chairman & Chief Executive Officer, and Mr. Angel served as President & Chief Operating Officer. Mr. Angel was elected Chief Executive Officer effective January 1, 2007, and will become Chairman effective May 1, 2007, upon Mr. Reilley’s retirement from the Company on April 30, 2007.

This table provides more detail regarding the amounts disclosed in the “All Other Compensation” column in the Summary Compensation Table.

All Other Compensation

				Company
		Perquisites and other	Tax Reimbursements	Contributions to 401(k)
Name	Year	Personal Benefits(1)	(2)	and Related Plans (3)	Total ($)
Dennis H. Reilley	2006	$163,177	$6,167	$41,156	$210,500
Stephen F. Angel	2006	$10,406	$5,657	$21,703	$37,766
James S. Sawyer	2006	$0	$0	$16,847	$16,847
Ricardo S. Malfitano	2006	$10,406	$5,413	$0	$15,819
James J. Fuchs	2006	$8,468	$3,987	$15,434	$27,889

(1) Includes the Company’s incremental costs of providing financial planning services to Messrs. Reilley, Angel, Malfitano and Fuchs. For reasons of security and time management, the Board requires the Chief Executive Officer to use the Company’s corporate aircraft for personal use as well as business travel. During 2006, the aggregate unreimbursed incremental cost to the Company for Mr. Reilley’s personal use of corporate aircraft was $152,532. The aircraft is available for the Company’s use through a time-share arrangement. The Company pays a fixed time-share charge for the right to use the aircraft, and a per-trip charge. The Company calculates the incremental aircraft costs for Mr. Reilley’s personal use as the full amount of those per-trip charges attributable to his personal use. The fixed time-share charge is not included as an incremental cost, as the Company must pay this amount even if Mr. Reilley did not use the aircraft for personal travel.

The Company maintains certain country club memberships for business entertainment purposes which memberships, by club rules, are in an executive’s name. By Company policy, reimbursement of club costs is authorized only when membership and use of the club facilities are judged to be important to the conduct of the Company’s business. As no NEO made personal use of these club memberships during 2006, no amounts are reported in the table.

In addition, the Company pays for or provides executive officer travel, lodging and related expenses incurred in connection with attending Company business related events, including Board meetings (including the expenses related to the attendance of spouses if they are specifically invited for appropriate business purposes), and may provide use of Company chartered aircraft if available. No amounts are reported in the table for these business expenses.

(2) Under Federal tax rules, the Company imputes income to each NEO for the value of the perquisites listed in the first column. The amounts listed in this column are payments that were made to NEOs as reimbursement for the taxes on imputed income.

(3) The amounts in this column are Company matching contributions to the Company’s 401(k) Savings Plan and Company contributions to the Compensation Deferral Program. See the description of the Compensation Deferral Program under the “Nonqualifed Deferred Compensation” table below.

GRANTS OF PLAN-BASED AWARDS

The following table provides more detailed information regarding the Non-Equity Incentive Plan Compensation and the Option Awards reported in the Summary Compensation Table above.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Possible Payouts Under Equity Incentive Plan Awards
										All Other
									All Other Stock	Option	Exercise or
		Compen-							Awards:	Awards:	Base	Grant Date
		sation							Number of	Number of	Price of	Fair Value of
		Committee							Shares of	Securities	Option	Stock and
		Approval				Threshold			Stock or	Underlying	Awards	Option
Name	Grant Date	Date(1)	Threshold($)	Target($)	Maximum($)	($)	Target($)	Maximum($)	Units(#)	Options(#)(3)	($/Sh)	Awards(4)
Dennis H.	2/28/2006	1/24/2006	—	—	—	—	—	—	—	475,000	$53.98	$5,149,000
Reilley			$0	$1,251,250	$3,412,500	—	—	—	—	—	—	—
Stephen F.	2/28/2006	1/24/2006		—	—	—	—	—	—	130,600	$53.98	$1,415,704
Angel			$0	$568,125	$1,893,750	—	—	—	—	—	—	—
James S.	2/28/2006	1/24/2006	—	—	—	—	—	—	—	107,500	$53.98	$1,165,300
Sawyer			$0	$360,938	$1,443,750	—	—	—	—	—	—	—
Ricardo S.	2/28/2006	1/24/2006	—	—	—	—	—	—	—	92,500	$53.98	$1,002,700
Malfitano			$0	$373,750	$1,494,999	—	—	—	—	—	—
James J.	2/28/2006	1/24/2006	—	—	—		—	—	—	62,600	$53.98	$678,584
Fuchs			$0	$256,804	$1,185,249	—	—	—	—	—	—	—

(1) On January 24, 2006, the Compensation Committee approved the total number of stock options to be allocated among all eligible employees and specifically approved the stock options to be granted to NEOs and all other executive officers. The Compensation Committee set February 28, 2006 as the actual grant date of these options, at an option exercise price of 100% of the closing price of the Company’s common stock on the NYSE on that date. For a more detailed description of the Compensation Committee’s option grant practices, see the CD&A under the sub caption “Long Term Incentive Awards-Determining the Grant Date.”

(2) The actual amount of performance-based variable compensation paid in February 2007 for 2006 performance is shown in the “Summary Compensation Table” under the “Non-Equity Incentive Plan Compensation” column. The amounts shown in this column are the range of potential 2006 payments that could have been made under the Company’s Variable Compensation Plan and the 162(m) Plan. As no minimum amount was payable, no “Threshold” amounts are reported. Target amounts are expressed as a percent of each NEO’s salary, assuming achieving 100% of Company financial goals. The Maximum amounts are the maximum payments that could be made under the 162(m) Plan (generally, up to three times salary paid for the prior year). For more information, see the explanation in the CD&A under the sub-heading “Annual Performance-Based Variable Compensation.”

(3) This column shows the number of shares underlying stock option grants made in February 2006 under the 2002 Praxair, Inc. Long Term Incentive Plan. See the explanation below this table and in the CD&A for more information about the stock option grants.

(4) The amounts in this column are the full grant date values of the option grants made in February 2006 calculated in accordance with FAS 123R. These amounts were neither paid to any NEO nor recognized by the Company as compensation expense in 2006 under FAS 123R. The recognized compensation expense amounts are shown in the “Option Awards” column in the “Summary Compensation Table.” Those 2006 compensation expense amounts include expense for certain options granted prior to 2006. See footnote (1) to the “Summary Compensation Table.”

Additional Information Regarding Plan-Based Awards

Option Grant Terms

The 2006 option grants reported in the table above were made under the 2002 Praxair, Inc. Long Term Incentive Plan (the “Stock Plan”). Options granted to NEOs are made on the same terms as options granted to all other eligible employees. The material terms of these grants include:

•	Options vest in consecutive equal annual installments over three years, beginning on the first anniversary of the grant date. However, vesting may accelerate in certain cases discussed below.

•	Options expire on the tenth anniversary of the grant date. Options will expire before ten years if employment terminates, except for certain termination reasons described below.

•	Options may be exercised only while the NEO is actively employed except:

(a)	If a NEO becomes disabled, or retires after the first anniversary of the option grant, the option continues to become exercisable at the times set forth in the grant agreement and, after becoming exercisable, maybe exercised at any time up to its termination date (the option is forfeited if the NEO retires before the first anniversary of the grant date). “Retirement” generally means reaching age 65, or reaching age 62 with at least 10 years of service to the Company, or accumulating 85 “points” (points being the sum of age plus years of service).

(b)	If the Company terminates the NEO’s employment other than for cause, the option continues to become exercisable at the times set forth in the grant agreement and, after becoming exercisable, may be exercised for three years after such termination of employment.

(c)	Upon the NEO’s death, the option becomes fully vested and may be exercised by a beneficiary or an estate for three years after a NEO’s death.

(d)	If the Company terminates the NEO’s employment other than for cause, or the NEO terminates his employment, in either case within two years after a “change-in control” of the Company, the option may be exercised for three years after such termination (the option becomes fully vested upon a change-in-control whether or not employment is terminated).

The Stock Plan defines “change-in-control” to mean, generally, (1) any consolidation or merger in which the Company is not the continuing or surviving corporation; (2) the liquidation of the Company or the sale of all or substantially all of the assets of the Company; (3) an acquisition by a person or group of more than 20% of the Company’s outstanding shares; or (4) a change in the majority composition of the Board not approved by two-thirds of the directors in office before the change.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The table below shows each NEO’s outstanding option grants and unvested restricted stock, if any, at the end of 2006. For each outstanding option grant, the table shows the option shares that have vested (or that are “Exercisable”) and those not yet vested (or that are “Unexercisable”).

			Option Awards					Stock Awards
			Equity						Equity
			Incentive Plan						Incentive Plan	Equity Incentive
			Awards:				Number of		Awards:	Plan Awards:
	Number of	Number of	Number of				Shares or		Number of	Market or Payout
	Securities	Securities	Securities				Units of	Market Value	Unearned	Value of Unearned
	Underlying	Underlying	Underlying				Stock That	of Shares or	Shares, Units	Shares, Units or
	Unexercised	Unexercised	Unexercised	Option		Option	Have Not	Units of Stock	or Other Rights	Other Rights
	Options(#)	Options(#) Unexercisable	Unearned	Exercise	Option Grant	Expiration	Vested	That Have Not	That Have Not	That Have Not
Name	Exercisable(1)	(1)	Options(#)	Price($)	Date	Date	(#)(2)	Vested($)(3)	Vested(#)	Vested($)
Dennis H. Reilley	270,000	0	0	$22.010	2/21/2001	2/21/2011	37,594	$2,230,452	0	$0
	440,000	0	0	$27.430	1/2/2002	1/2/2012
	400,000	0	0	$26.425	2/28/2003	2/28/2013
	266,666	133,334	0	$36.580	2/24/2004	2/24/2014
	151,366	302,734	0	$44.250	2/22/2005	2/22/2015
	0	475,000	0	$53.980	2/28/2006	2/28/2016
Stephen F. Angel	350,000	0	0	$23.105	4/23/2001	4/23/2011	32,529	$1,929,946	0	$0
	110,000	0	0	$27.430	1/2/2002	1/2/2012
	100,000	0	0	$26.425	2/28/2003	2/28/2013
	80,000	40,000	0	$36.580	2/24/2004	2/24/2014
	47,700	95,400	0	$44.250	2/22/2005	2/22/2015
	0	130,600	0	$53.980	2/28/2006	2/28/2016
James S. Sawyer	33,600	0	0	$27.430	1/2/2002	1/2/2012	0	$0	0	$0
	66,666	33,334	0	$36.580	2/24/2004	2/24/2014
	37,800	75,600	0	$44.250	2/22/2005	2/22/2015
	0	107,500	0	$53.980	2/28/2006	2/28/2016
Ricardo S. Malfitano	70,000	0	0	$22.010	2/21/2001	2/21/2011	0	$0	0	$0
	70,000	0	0	$27.625	12/31/2001	12/31/2011
	68,000	0	0	$26.425	2/28/2003	2/28/2013
	53,333	26,667	0	$36.580	2/24/2004	2/24/2014
	33,333	66,667	0	$44.250	2/22/2005	2/22/2015
	0	92,500	0	$53.980	2/28/2006	2/28/2016
James J. Fuchs	38,666	19,334	0	$36.580	2/24/2004	2/24/2014	0	$0	0	$0
	23,466	46,934	0	$44.250	2/22/2005	2/22/2015
	0	62,600	0	$53.980	2/28/2006	2/28/2016

(1) Each option vests, or became fully vested, in three consecutive, equal annual installments beginning on the first anniversary of the grant date.

(2) The shares shown in this column are shares of restricted stock granted to Messrs. Reilley and Angel. See the description below this table for more information about the terms of these grants. Mr. Reilley’s grant of 25,000 shares (adjusted to 50,000 shares to reflect a later 2-for-1 stock split) was made on February 22, 2000 in connection with his joining the Company. The first 1/3 of the total grant vested on February 22, 2006, and another 1/3 vested on February 22, 2007. As Mr. Reilley is retiring from the Company effective April 30, 2007, he will forfeit the final 1/3 of the grant that would have vested on February 22, 2008. Mr. Angel’s grant of 20,000 shares (adjusted to 40,000 shares to reflect a later 2-for-1 stock split) was made on April 23, 2001, in connection with his joining the Company. The first 25% of the total grant vested on April 23, 2003. Another 25% will vest on April 23, 2007, and the final 50% will vest on April 23, 2011, assuming continued employment on those dates.

(3) The market value reported in this column is the number of shares of unvested restricted stock times the closing price of the Company’s common stock on the NYSE of $59.33 per share on December 29, 2006.

Additional Information Regarding Outstanding Equity Awards

Restricted Stock Grants

Footnote 2 to the above table describes the general vesting schedule of Messrs. Reilley’s and Angel’s restricted stock grants. The other material terms of those grants are:

•	Any shares that have not vested will be forfeited if (i) Messrs. Reilley or Angel terminates his employment (other than upon death or disability), or (ii) the Company terminates his employment for cause.

Regardless of the vesting schedule described above, all shares will vest immediately if: (i) the Company terminates Messrs. Reilley’s or Angel’s employment other than for cause; (ii) either becomes disabled; (iii) either dies; or (iv) if a “change-in-control” of the Company occurs. Under the restricted stock grants, a “change-in-control” is generally as defined in the Stock Plan (see “Additional Information Regarding Plan-Based Awards — Option Grant Terms”) but also includes: (1) a transaction in which the Company’s common stock is converted into cash or some other security, except for a merger in which the Company’s stockholders own the same proportion of stock in the surviving corporation, (2) the Company is required to make a Form 8-K filing with the SEC to report a change-in-control, and (3) a person or group owning 20% or more of the Company’s outstanding shares begins to solicit proxies.

•	The unvested shares earn dividends at the same rate and at the same time as dividends are paid to all Company shareholders. The dividends are not paid in cash, but are reinvested to purchase additional shares of restricted stock at the NYSE closing price of the Company’s common stock on the dividend payment dates. These reinvested shares will vest on the last vesting date of the entire grant.

OPTION EXERCISES AND STOCK VESTED

This table provides information about any options that were exercised, or any restricted stock that vested during 2006.

	Option Awards		Stock Awards
	Number of	Value Realized	Number of
	Shares Acquired	on Exercise	Shares Acquired	Value Realized
Name	on Exercise (#)	($)(1)	on Vesting (#)(2)	on Vesting ($)(2)
Dennis H. Reilley	375,000	$15,564,978	16,666	$909,547
Stephen F. Angel	0	$0	0	$0
James S. Sawyer	90,000	$2,707,938	0	$0
Ricardo S. Malfitano	0	$0	0	$0
James J. Fuchs	114,000	$3,515,314	0	$0

(1) The option exercise value realized equals the (i) NYSE market price of the Company’s common stock at the time of the option exercise minus the option exercise price, multiplied by (ii) the option shares exercised. These amounts are before taxes.

(2) During 2006, 1/3 of Mr. Reilley’s restricted stock grant vested (see the discussion of this grant under the “Outstanding Equity Awards At Fiscal Year-End” table above). The restricted stock value realized reported above equals the (i) NYSE closing price of the Company’s common stock on the vesting date, multiplied by (ii) the number of restricted shares that vested.

PENSION BENEFITS

The table below shows certain retirement benefit information under the Company’s Pension Program described after the table.

			Present Value of
		Number of Years of	Accumulated	Payments During Last
Name	Plan Name	Credited Service (#)	Benefit ($)(1)	Fiscal Year
Dennis H. Reilley(2)	Praxair Pension Plan	7	$139,000	$0
	Supplemental Retirement Income Plan	33	$25,646,000	$0
Stephen F. Angel(3)	Praxair Pension Plan	6	$101,000	$0
	Supplemental Retirement Income Plan	11	$2,146,000	$0
James S. Sawyer	Praxair Pension Plan	21	$541,000	$0
	Supplemental Retirement Income Plan	21	$2,794,000	$0
Ricardo S. Malfitano(4)	Praxair Pension Plan	26	$267,000	$0
	Supplemental Retirement Income Plan	26	$3,655,000	$0
James J. Fuchs(5)	Praxair Pension Plan	33	$212,000	$0
	Supplemental Retirement Income Plan	33	$4,316,000	$0
	Praxair Canada Pension Plan	27	$496,000	$0
	Praxair Canada Supplemental	27	$1,555,000	$0
	Employee Retirement Plan

(1) See the narrative below for a description of the Present Value of Accumulated Benefit. The values for each plan listed above are additive.

(2) Credited years of service for Mr. Reilley under the Supplemental Retirement Income Plan (“SRIP”) include his combined service with the Company (6.75 years) and his prior employer, DuPont (25.75 years). Mr. Reilley joined the Company from DuPont on March 6, 2000 and at that time received credit for 25.75 years of service with DuPont. When he retires from the Company, he will receive benefits based on his combined service with the Company and DuPont, less an offset of his DuPont retirement benefits. The values shown above include the effect of this offset. At the end of 2006, the present value of the accumulated benefit for Mr. Reilley’s 6.75 years of actual years of service with the Company under the SRIP was $2.1 million.

(3) The Praxair Pension Plan credited years of service for Mr. Angel represent his actual years of service with the Company. Effective January 1, 2011, assuming continuous employment, Mr. Angel will receive an additional credit under the SRIP for 10.00 years of service that he had with his prior employer, General Electric Company. He also will receive credit under the SRIP for an additional 11.64 years of General Electric service on January 1, 2016 if he remains continuously employed with the Company until that date. Under financial accounting rules (SFAS 87), the Company is recognizing as an accrued pension liability the additional years of credited service that Mr. Angel may receive under the SRIP over the course of his anticipated years of service. Therefore, the service and value amounts shown in the table reflect this ratable accrual. When he retires from the Company, he will receive retirement benefits under the Company’s Pension Program based on his service with the Company and any additional General Electric service that the Company recognizes at his retirement date (as described in the preceding sentences), less an offset for benefits he receives under the General Electric retirement plans. The values shown above include the effect of this offset. At the end of 2006, the present value of the accumulated benefit for Mr. Angel’s 6 years of actual years of service with the Company under the SRIP was $700,000.

(4) Credited years of service reported for Mr. Malfitano combine his service with Praxair and White Martins, the Company’s Brazilian subsidiary. Years of service reflect certain equitable adjustments for Mr. Malfitano related to his service for White Martins, which adjustments were generally available to all similarly situated employees. When he retires from the Company, he will receive Pension Program retirement benefits based on his combined Praxair and White Martins service, less an offset for the benefits he receives under the White Martins retirement plans. The values shown above include the effect of this offset. The White Matins retirement plans are not defined benefit plans and therefore, are not separately included in the table above.

(5) Credited years of service reported for Mr. Fuchs combine his service with Praxair and Praxair Canada, Inc. Years of services reflect certain equitable adjustments for Mr. Fuchs related to his service in Canada, which adjustments were generally available to all similarly situated employees. When he retires from the Company, he will receive Pension Program retirement benefits based on his combined U.S. and Canadian service, less an offset for the benefits he receives under the Canadian retirement plans. The values shown above include the effect of this offset.

Additional Information Regarding Pension Benefits

Present Value of Accumulated Benefit

The table above includes a “Present Value of Accumulated Benefit.” This is the value in today’s dollars of the total expected future retirement benefits that each NEO may receive under the Pension Program (described below). These are accrued amounts as of the end of 2006; none of these amounts have been paid. For any given year, there will be a change in the accumulated benefit. For example, from one year to the next, the accumulated benefit may increase because a NEO has worked for an additional year and received credit for that or his Pension Program compensation has increased. The change in accumulated benefit from 2005 to 2006 is disclosed in the “Summary Compensation Table” above in the “Change in Pension Value” column.

The Company recognizes these amounts as a future pension liability on its financial statements. The Company calculates these amounts using complex actuarial valuations and assumptions. These assumptions are described in Footnote 17 to the Company’s 2006 financial statements and in Management’s Discussion and Analysis under the caption “Critical Accounting Policies-Pension Benefits” in the 2006 Annual Report to Shareholders and Form 10-K. However, as required by SEC rules, the table above assumes that each NEO will retire at the earliest retirement age that would provide full benefits. This is the earliest of reaching age 65, or reaching age 62 with at least 10 years of service to the Company, or accumulating 85 “points” (points being the sum of age plus years of service). The value in today’s dollars of the total retirement benefits that each NEO eventually receives may be more or less than the amount shown in the above table.

General Terms of the Praxair Pension Program.

The Company has a retirement pension program for all of its eligible U.S. employees (the “Pension Program”). The Company has an obligation to pay pension benefits according to formulas described below under “Benefits Calculations.” The Pension Program does not include the Company’s 401(k) Savings Plan, which is a “defined contribution plan.” The 401(k) Savings Plan is funded by employee and Company contributions but the Company does not promise any given retirement benefit. Instead, any retirement payments will depend on employee and Company contributions and investment earnings on those contributions. As it applies to NEOs and certain other employees, the Pension Program has the following two parts:

1.	The Praxair Pension Plan is intended to meet Federal tax law rules so that it will be considered a “tax-qualified defined benefit retirement plan” (the “Pension Plan”). Applicable laws require the Company to periodically set aside funds to meet its obligations under this plan. The rules also limit the amount of benefits that can be paid and do not allow using pay above certain levels to calculate retirement benefits. One or more of these limitations apply to NEOs and to certain other employees. Therefore, the Company maintains a so-called “non-qualified” supplemental plan described in paragraph (2) below. This supplemental plan allows pension benefits to be paid beyond those otherwise allowed under the Pension Plan.

2.	The Praxair Supplemental Retirement Income Plan (the “SRIP”) is a non-qualified deferred compensation plan under the Federal tax rules. Therefore, the Company may not set aside funds to meet these plan obligations. Instead, SRIP participants have only the Company’s promise to pay the amounts due upon their retirement. The terms of the SRIP are largely identical to those of the Pension Plan except that: (i) benefits payable under the SRIP are not limited by the Federal tax law limits described above, and (ii) NEOs may have additional benefits paid under the SRIP that are not the same as the standard benefits of the Pension Plan (see the footnotes to the above table regarding the crediting of extra years of service for Messrs. Reilley and Angel).

Each NEO participates in the Pension Program Traditional Design (a defined benefit design providing benefits based on final average pay and years of service), which was available to eligible employees hired on or before April 30, 2002. Employees hired on or after May 1, 2002 participate in the Account-Based Design (a “cash balance” pension design).

Benefits Calculations

The Company calculates Traditional Design benefits as follows:

•	The benefit formula considers an employee’s final average pay and years of service with the Company.

•	Generally, an employee’s annual pension benefit is determined using a formula of 1.5% times the employee’s years of service with the Company times the employee’s final average pay. This is subject to several reductions, including offsets for the employee’s projected Social Security benefits and certain pension benefits payable under pension programs maintained by the Company’s subsidiaries or affiliates. For this purpose, the employee’s “final average pay” is equal to his or her highest three years of salary and annual performance-based variable compensation (separately chosen) out of the last ten years of service.

•	The payment of benefits may not begin while the employee is still employed by the Company and its subsidiaries.

•	Unreduced pension benefits are generally payable from the Pension Program in an annuity form beginning upon the earliest of (i) the employee’s reaching age 65, (ii) the employee’s reaching age 62 and completing at least 10 years of service with the Company, or (iii) when the sum of the employee’s age plus years of service with the Company equals at least 85. Messrs. Reilley and Fuchs are eligible for this unreduced retirement benefit.

•	Employees may elect to retire and receive reduced early retirement benefits as early as age 50 with the completion of at least 10 years of service with the Company. In this case, the employee’s Pension Program benefits are reduced by 5% for each year by which his or her early retirement date precedes the earliest date on which he would have been eligible to commence an unreduced benefit. Mr. Sawyer is eligible for this reduced early retirement benefit.

•	Employees completing at least five years of service earn a vested right to a pension benefit and can elect to receive a significantly reduced pension benefit upon attaining age 50.

•	In some cases, and only to the extent permissible by applicable law, the SRIP allows an employee to elect to receive payment of his or her SRIP benefit in the form of a single lump sum payment in lieu of monthly annuity payments. In this case, the lump sum amount payable to an electing employee is actuarially equivalent to the employee’s accrued benefit under the SRIP and is determined using actuarial factors set forth in the Pension Program.

•	Please see the footnotes following the table above for special provisions applicable to certain NEOs.

Crediting Extra Pension Benefits

The Company may credit to an employee more years of service under the Pension Program than the employee may actually work for the Company. The Company will consider this as part of negotiations to hire or to retain a highly valued executive or certain other employees. As part of hiring Mr. Reilley in 2000, the Company provided to Mr. Reilley additional years of service under the Pension Program Traditional Design. In 2001, the Company agreed to provide Mr. Angel with additional service years under the Pension Program Traditional Design in order to provide Mr. Angel with a long-term incentive for staying with the Company. Please see the notes to the table above for additional information.

NONQUALIFIED DEFERRED COMPENSATION

This table shows information regarding compensation amounts that (i) the NEOs decided not to receive in cash but elected to defer to a later date under the Company’s Compensation Deferral Program, and (ii) Company contributions related to the Compensation Deferral Program.

	Executive	Company	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/
	in Last Fiscal	in Last Fiscal	Last Fiscal	Distributions	Aggregate Balance
Name	Year ($)(1)	Year ($)(2)	Year ($)(3)	($)(4)	at Last FYE ($)(5)
Dennis H. Reilley	$0	$32,906	$566,489	$0	$4,615,273
Stephen F. Angel	$193,540	$13,453	$420,219	$0	$3,436,118
James S. Sawyer	$0	$8,859	$91,569	$252,083	$735,090
Ricardo S. Malfitano	$602,100	$0	$111,696	$0	$1,691,746
James J. Fuchs	$0	$7,184	$5,003	$0	$41,233

(1) These amounts are deferrals made during 2006 of some or all of the performance-based variable compensation for the 2005 plan year paid in February 2006 under the Variable Compensation Plan. This 2005 performance-based variable compensation is not reported in the “Summary Compensation Table”; only the 2006 performance-based variable compensation paid in February 2007 is reported in that table in the “Non-Equity Incentive Plan Compensation” column.

(2) These amounts are Company contributions made under the Compensation Deferral Program. These represent matching contributions that would have been made to the 401(k) Savings Plan on behalf of each NEO but for certain Federal tax laws limits under that plan. These amounts are included in “All Other Compensation” in the “Summary Compensation Table” above.

(3) All Company contributions to the Compensation Deferral Program are invested in a stock-unit equivalent account that tracks the value of the Company’s common stock. Amounts that each NEO chose to defer of some or all of his eligible compensation (performance-based variable compensation, and/or salary, for years prior to 2006), are invested in (i) the Company common stock-unit account and/or (ii) a fixed income account. The earnings in this column are notional earnings based on the price of the Company’s common stock as of December 29, 2006 and/or the return on the fixed income fund. See the further explanation below this table.

(4) Mr. Sawyer received a distribution in 2006 based on his prior payout election.

(5) Balances are net of prior payouts and otherwise are the total of (i) all compensation that NEOs earned in past years (not just in 2006) but chose to defer, (ii) Company contributions made to the Compensation Deferral Program on behalf of each NEO, and (iii) any notional investment earnings on these amounts. The balances are not amounts paid in 2006.

Additional Information Regarding Nonqualified Deferred Compensation

The following summarizes the material terms of the Praxair, Inc. Compensation Deferral Program (“Compensation Deferral Program”):

Deferral Elections; Company Matches

Eligible employees, including NEOs, may elect to defer receipt of all or some portion of their annual performance-based variable compensation payments. In exchange for this deferral, the Company promises to pay that amount, plus amounts earned on deferral investments, upon the employee’s termination from the Company, or at some other future date specified by the employee. Income that is deferred, and any earnings, are not taxed as income until paid out at the end of the deferral period. The Company does not fund or segregate any monies from its general funds, create any trusts, or make any special deposits for payment of benefits under the Compensation Deferral Program. All plan balances are notional and are kept as book entries only. A participant’s or beneficiary’s right to receive a payment under the Compensation Deferral Program is no greater than the right of an unsecured general creditor of the Company.

In the last quarter of each calendar year, eligible employees may elect to defer some or all of their performance-based variable compensation payments that may be earned in the following year under the Variable Compensation Plan. Prior to 2006, employees could also defer base salary. In addition, the Company may make contributions, as discussed in footnote (2) to the table above.

Deferral Investments

Participants may invest their performance-based variable compensation deferrals into either (1) the Praxair stock-unit equivalent account whose value tracks the market value of Praxair common stock, including reinvestment of dividends into additional Praxair stock-equivalent units, or (2) a fixed income account whose interest rate is fixed annually and is equal to the 1-year U.S. Treasury Bond rate as of the end of the immediately preceding year, plus 50 basis points. For 2006, this fixed rate was 4.93%. All Company contributions are made into the Praxair stock account. No preferential earnings are paid to participants, including NEOs.

Deferral Payouts

At the time he or she elects to defer the amounts, a participant has the two choices described below for receiving a future payment of deferred amounts and their earnings. Company contributions are paid out (i) along with performance-based variable compensation deferral payouts, as described below, if an employee otherwise participates in the Compensation Deferral Program, or (ii) as part of 401(k) Savings Plan distributions, if an employee does not otherwise participate in the Compensation Deferral Program.

1.	Upon Retirement or Termination. If a participant retires, (defined as the participant’s termination of employment with the Company after reaching age 50 and completing at least five (5) years of service), payment would normally be made in January of the year following the last day worked. If a participant dies or his or her employment with the Company terminates for any reason other than retirement, payment would normally be made as soon as practicable following the participant’s death or termination.

2.	January of a Specified Year. Payment is normally made during the January of the year that a participant specifies for payment of the amount. Once a participant specifies a year of payment, the amount will not normally be paid until January of that year, even if the participant earlier retires or otherwise terminates employment. The only exception is if the participant dies, in which case the deferred amounts are paid immediately to the participant’s beneficiary.

If the Company’s Board of Directors determines that a change-in-control of the Company (as defined in the Compensation Deferral Program) has occurred, the Chief Executive Officer may authorize accelerated payments of deferred balances for all participants. If so, payments will be made within 45 days after a change-in-control, regardless of any payout election that a participant previously made.

Generally, all distributions from the Compensation Deferral Program are made in a single lump sum. Effective as of January 1, 2005, installment elections were no longer permitted for new elections. Any portion of a participant’s account that is invested in the Praxair stock-unit equivalent account will be distributed in shares of Praxair common stock. Deferred income invested in the fixed income account will be distributed in cash.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

If a NEO’s employment with the Company terminates, or a change-in-control of the Company occurs, he may be entitled to receive certain payments and/or benefits from the Company. Below is a discussion of the estimated payments and/or benefits under the following events:

1.	Voluntary Termination, which includes a NEO’s resignation or retirement, and Involuntary-for-Cause Termination, which includes the Company’s termination of the NEO’s employment for reasons such as violation of certain Company policies or for performance-related issues.

2.	Involuntary Termination, which includes a termination other than for cause, but not including a termination related to a change-in-control of the Company. Terminations due to death or disability result in substantially the same treatment as an Involuntary Termination, except as described below.

3.	A Change-in-Control of the Company, as defined under the Severance Agreements and under the terms of various plans and agreements described below.

The Company has entered into identical Executive Severance Compensation Agreements related to a change-in-control of the Company (the “Severance Agreements”) with certain executive officers, including NEOs. The Severance Agreements are designed to retain the executives and provide continuity of management in the event of any actual or threatened change-in-control. Under the Severance Agreements, a “change-in-control” is defined substantially the same as it is defined in the Stock Plan (see “Additional Information Regarding Plan-Based Awards — Option Grant Terms”).

The Severance Agreements provide generally that if a NEO’s employment is terminated within two years after a change-in-control either by the Company without cause, or by the NEO for good reason, then he will be entitled to receive: (a) accrued salary, performance-based variable compensation and benefits; (b) enhanced life, accident, health insurance and pension benefits; (c) a lump sum payment equal to three times the sum of his annual salary and performance-based variable compensation last paid; (d) reimbursement for certain of his tax liabilities; and (e) outplacement and financial counseling benefits. The Company will make these payments or they will be made through a grantor trust that the Company may adopt.

The Severance Agreements renew automatically for one-year terms, unless the Company or the executive gives notice of termination of the Severance Agreement. Notwithstanding any such notice of termination, if a change-in-control occurs during the original or extended term of a Severance Agreement, then it automatically renews for a period of 24 months beyond the term then in effect. A Severance Agreement terminates if the executive’s employment with Company is terminated by the executive or Praxair prior to a change-in-control.

General Assumptions

Set forth below is a description of payments and/or benefits that may be provided, if any, related to each termination event or a change-in-control. Also discussed is the basis upon which the payments and/or benefits were calculated. Except as noted below, these amounts are the incremental or enhanced amounts that a NEO may receive that are greater than those that the Company would provide to employees generally under the same circumstances. They are estimates only and are based on various assumptions discussed below. The actual amounts that would be paid or the benefits that would be provided can be determined only at the time that each event occurs.

The discussion below assumes that (i) each NEO’s employment terminated on December 31, 2006 due to, in turn, each termination event, including termination within two years after a change-in-control, as contemplated by the Severance Agreements; (ii) a change-in-control occurred on December 31, 2006 under the terms of various plans and agreements unrelated to the Severance Agreements, regardless of a termination of employment; and (iii) values related to outstanding Long-Term Incentive stock awards reflect the market value of the Company’s common stock of $59.33 per share, which was the closing price on the NYSE as of December 29, 2006, the last trading day of 2006.

Severance Benefits

Under the Company’s Severance Plan, if employment terminates for certain reasons, employees are generally entitled to payments equal to 7.5 working days’ pay times completed years of service with the Company, subject to a maximum of 260 working days’ pay. For NEOs, the same formula applies except that NEOs receive a minimum of 120 working days’ pay, if a NEO’s years of service would not otherwise entitle him to at least 120 working days’ pay.

Voluntary Termination, or Involuntary-for-Cause Termination.  No severance would be payable in cases of a Voluntary Termination, or an Involuntary-for-Cause Termination.

Involuntary Termination.  The value of the minimum payment benefit to Messrs. Reilley and Angel is $298,558 and $187,500, respectively, as they would not otherwise be entitled to the minimum 120 working days’ pay, given their respective years of service. These amounts are the difference between what Messrs. Reilley and Angel would have received with their actual years of service and the 120-day minimum benefit. The other NEOs have enough years of service with the Company to enable them to receive the minimum 120 days’ working pay; therefore, no value is attributed to them for the minimum benefit.

Change-in-Control.  Each NEO has a Severance Agreement with the Company described above. These agreements provide a formula for determining the severance benefit due to NEOs for a termination of employment in connection with a change-in-control in lieu of benefits payable under the Company’s Severance Plan. Under the Severance Agreements, NEOs would receive the following amounts: Mr. Reilley $9,945,252, Mr. Angel, $4,835,785, Mr. Sawyer $3,437,113, Mr. Malfitano, $3,506,946, and Mr. Fuchs $2,689,370.

Other Post-Termination Benefits

The Company provides standard benefits that are generally available to all employees, including group health and dental insurance, group life and short-term and long-term disability coverage. Any post-termination benefits for NEOs that are greater than those generally available to all employees are described below.

Voluntary Termination, or Involuntary-for-Cause Termination.  If an employee chooses to retire, the Company provides continued medical insurance coverage and also may provide some limited basic life insurance coverage. Mr. Reilley would not be eligible to receive these benefits but for the Pension Program extra years of credited service he received (see footnote (2) to the “Pension Benefits” table above). The value of this continued medical coverage for Mr. Reilley resulting from these service credits is approximately $150,000 for his life expectancy. Also, upon Mr. Reilley’s retirement, the Company will pay for an administrative assistant to him, and this assistant also will provide services to the Company’s immediate prior Chairman. The value of this benefit attributable to Mr. Reilley is estimated to be $15,000 annually, including the estimated annual salary of such assistant and the cost of computer and related administrative office equipment and supplies.

Involuntary Termination.  Messrs. Reilley and Angel would receive continued medical insurance coverage for six months, which is three months longer than is generally available to employees with Messrs. Reilley’s and Angel’s same actual years of service. The value of this additional benefit is $3,000 each. The other NEOs have enough years of service to otherwise entitle them to six months of continued medical insurance coverage. No other benefits would be provided to NEOs that are not otherwise generally available to employees with the same actual years of service as NEOs.

Change-in-Control.  Under the Severance Agreements, NEOs are entitled to continued life, accident and health insurance for at least three years. If a NEO is re-employed and his new employer provides comparable or better medical coverage at no cost to the NEO, then the Company would not provide the continued coverage. The estimated value of these continued benefits, including medical coverage, for each NEO is approximately $39,600. In addition, NEOs would receive $35,000 for outplacement services and $10,000 of financial counseling services.

Deferred Compensation Payout

Each NEO’s accrued balance in his Compensation Deferral Program account would be payable in accordance with his payout election, as described under the “Nonqualified Deferred Compensation” table above. Certain NEOs have balances accrued in the Praxair discounted stock fund. This fund, which has not been available for new deferrals since 2003, provided a 10% discount to the price of the Company’s common stock upon deferral. It also required that the discount balances be held for at least five full years from the deferral date or the discount would be forfeited.

This five-year holding period would be waived in connection with certain termination events, and the value of the amounts in the Praxair discounted stock fund for which forfeiture would thus be waived as of December 31, 2006 for NEOs is described below.

Voluntary Termination, or Involuntary-for-Cause Termination.  The waiver would apply in this termination event only if a NEO retires (attains age 50 with at least 10 years of service). The amount not forfeited resulting from the waiver is $430,081 for Mr. Reilley and $62,617 for Mr. Sawyer. The waiver would not apply to the other NEOs, either because they did not meet the foregoing retirement definition (Mr. Angel) or did not have a balance in the Praxair discounted stock fund (Messrs. Malfitano and Fuchs) as of December 31, 2006.

Involuntary Termination or Change-in-Control.  The waiver would apply in the Involuntary Termination event, and upon death, but would not apply to disability. It would also apply to a change-in-control (as defined in the Compensation Deferral Program described under the “Nonqualified Deferred Compensation” table above.). The value not forfeited resulting from the waiver in any of these events is $430,081 for Mr. Reilley, $271,929 for Mr. Angel, and $62,617 for Mr. Sawyer. Messrs. Malfitano and Fuchs did not have a balance in the Praxair discounted stock fund. Under the Compensation Deferral Program, the payout of deferred balances may be accelerated upon a change-in-control. There is no value calculated for this acceleration as a NEO would be simply receiving the amount that he deferred sooner than the time he had originally elected.

Performance-Based Variable Compensation Payments

Performance-based variable compensation awards that NEOs may receive are entirely at the discretion of the Board’s Compensation Committee. It is speculative whether the Compensation Committee would have made such awards for 2006 if a NEO’s employment terminated under the Voluntary Termination, Involuntary-for-Cause Termination, or the Involuntary Termination events on December 31, 2006. If the Compensation Committee had made such awards for 2006, it is also speculative how the amounts might have related to the amounts set forth in the “Grants of Plan-Based Awards” table in the “Estimated Possible Payouts Under Non-equity Incentive Plan Awards” columns. For a change-in-control, the Severance Agreements provide a formula for determining the accrued performance-based variable compensation payment due to a NEO. For 2006, this amount was based on the performance-based variable compensation paid for the immediately preceding year (expressed as a percent of salary for that year) times current base salary. The amounts that would be payable to the NEOs for accrued performance-based variable compensation are: $2,326,705 for Mr. Reilley, $1,062,366 for Mr. Angel, $629,962 for Mr. Sawyer, $652,275 for Mr. Malfitano, and $516,727 for Mr. Fuchs.

Long Term Incentive Awards

Each NEO has outstanding Long Term Incentive Awards granted under the Stock Plan or prior equity plans. See the “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End” tables above, and the material terms of stock option and restricted stock grants described in the narratives to those tables. In certain termination events, or upon a change-in-control, there would be an acceleration of vesting of restricted stock and/or stock options. For purposes of this disclosure, values are attributed to this acceleration, as described below.

Voluntary Termination, or Involuntary-for-Cause Termination.  If a NEO voluntarily terminates his employment prior to being retirement eligible, or the Company terminates his employment for cause, his unexercised stock options will be forfeited. If a NEO retires before the first anniversary of the option grant date, the options associated with that grant also will be forfeited. If the NEO retires after the first anniversary of an option’s grant date, those options will continue to become exercisable on the dates set forth in the grant agreements, and the NEO may exercise them as they become exercisable until their termination date. In any case, no acceleration of the exercisability of any stock option occurs upon retirement and, therefore, no value is attributed to stock options under these termination events. In addition, no value is attributed for the unvested restricted stock awards held by Messrs. Reilley and Angel, as they would not vest in connection with these termination events.

Involuntary Termination or Change-in-Control.  The values attributable to acceleration of vesting in these termination events (restricted stock and stock options) are: $12,117,533 for Mr. Reilley, $4,872,242 for Mr. Angel, $2,473,522 for Mr. Sawyer, $2,106,888 for Mr. Malfitano, and $1,482,523 for Mr. Fuchs. As of December 31, 2006, Messrs. Reilley and Angel had unvested shares of restricted stock that would vest immediately. The value of these shares is the number of shares that would vest (37,594 for Mr. Reilley and 32,529 for Mr. Angel) times the $59.33 per share Praxair common stock price on December 29, 2006. Other than upon death, or upon a change-in-control (as defined in the Stock Plan described under the “Grants of Plan-Based Awards” table), stock options do not become immediately exercisable, but will continue to become exercisable at the times set forth in the grant agreements, and may be exercised until the earlier of three years or the option termination date. In the Involuntary Termination event, the only value is with respect to stock options whose vesting accelerates upon death. Stock option vesting also accelerates upon a change-in-control. This option acceleration value is determined by the difference between the exercise price of the accelerated options and the $59.33 per share price of the Company’s common stock on December 29, 2006, times the number of the accelerated option shares. There is no value attributable for stock options already vested prior to death or prior to a change-in-control.

Retirement Benefits

The Pension Program benefits for each NEO are discussed as part of the “Pension Benefits” table above, and no enhanced benefits would be provided under the Pension Program that are not otherwise included in the Pension Benefits table.

Voluntary Termination, Involuntary-for-Cause Termination, and Involuntary Termination. NEOs would not be entitled to any additional or enhanced benefit under these termination events, but any vested benefit would be preserved and would become payable under the Pension Program at such time as the NEOs would otherwise become eligible for pension payments.

Change-in-Control. The Severance Agreements do not provide for the crediting of years of service or similar enhanced benefits that would be payable under the Pension Program itself. Instead, the Severance Agreements provide for lump sum payments equal to the incremental value of 3 additional years of age and service credited under the Pension Program. Also, a lump sum payment would be made equal to 15% of compensation in order to duplicate 3 years of the Company’s matching contributions under the 401(k) Savings Plan. The aggregate value of these payments to each NEO, determined by applying these enhancements to each NEO, as applicable, is $2,729,625 for Mr. Reilley, $1,456,702 for Mr. Angel, $1,031,188 for Mr. Sawyer, $1,669,750 for Mr. Malfitano, and $694,262 for Mr. Fuchs.

Excise Tax plus Gross-up for Income Taxes

The Company will reimburse NEOs amounts they owe under Section 280G of the Federal tax laws due to excess “parachute” payments. These reimbursements apply only to the Change-in-Control termination event under the Severance Agreements. The amounts of such reimbursements would be $10,124,000 for Mr. Reilley, $3,491,000 for Mr. Angel, $1,897,000 for Mr. Sawyer, $2,868,000 for Mr. Malfitano, and $2,028,000 for Mr. Fuchs.

Director Compensation

Director Compensation Program.
The Company paid the amounts reported in the table below pursuant to its director compensation program. The Company does not pay any director who is a Company employee (Messrs Reilley and Angel in 2006) for serving as a member of the Board of Directors or any committee of the Board of Directors. The Governance & Nominating Committee of the Board determines non-management director compensation. For 2006, this compensation consisted of:

Cash Compensation.

•	A $55,000 annual retainer paid quarterly.

•	A $1,500 fee for each Board and each committee meeting attended.

•	An additional $10,000 annual retainer to each chairman of a Board committee ($15,000 for the chairman of the Audit Committee).

•	An additional $10,000 annual retainer to the Executive Session Presiding Director.

Equity Compensation.  Each active non-management director participates in the Praxair, Inc. Non-Employee Directors Equity Compensation Plan which was approved by shareholders at the 2005 Annual Meeting. The plan allows grants of stock options, restricted stock, unrestricted stock, phantom stock (meaning stock units under the Fees Deferral Plan described below), or any combination thereof, as the Governance & Nominating Committee determines. Under that plan, the Committee may make an annual equity grant to each non-management director having a value up to an amount set by the Board. For 2006, the Board set this amount at $70,000. The number of option shares that were granted in 2006 in order to deliver this value was determined by using a binomial valuation model as recommended by the Governance & Nominating Committee’s consultant. This value is not the same as either the FAS 123R compensation expense value reported in the “Options Awards” column in the table below, or the FAS 123R full grant date value of $82,601 reported in footnote (2) to that table.

The Governance & Nominating Committee selected stock options as the form of equity for the 2006 grant. The exercise price of each option granted was 100% of the NYSE closing price of the Company’s common stock on the date of grant. These 2006 options vest in consecutive equal annual installments over three years, beginning on the first anniversary of the grant date. All of the 2006 options expire ten years from the date of grant. The plan contains provisions regarding the exercisability and vesting of outstanding options in the event of termination of service, retirement, disability, death and change-in-control of Praxair.

Upon the Governance & Nominating Committee’s recommendation (based on a review with the Committee’s compensation consultant, Towers Perrin LLP), the Board increased the value of equity compensation to be delivered in 2007 to $85,000. Of this amount, 75% will be granted in the form of stock options, and 25% in the form of deferred stock.

Fees Deferral Plan.  Under the Directors’ Fees Deferral Plan, non-management directors may, before the beginning of a calendar year, elect to defer to a later date payment of some or all of the cash fees that may be earned in the upcoming year. A director fixes this deferred payment date when he or she makes his or her deferral election. A director also chooses whether the deferred fees will earn amounts based upon a “Cash Account”, or a “Stock Unit Account.” The Cash Account earns interest at the prime rate, while the value of the Stock Unit Account tracks the market price of the Company’s common stock. Stock Unit Accounts are also credited with additional stock units whenever dividends are paid on the Company’s common stock. Dividends are credited at the same rate as that paid to all shareholders. Stock units (referred to above as “phantom stock”) provide directors the economic equivalent of owning the Company’s stock, except that the units may not be transferred or sold and they do not provide any voting or other shareholder rights. The “Cash Account” is paid to the director in cash on the designated payment date. The “Stock Unit Account” is paid in shares of Company common stock.

Expenses.  The Company pays or reimburses directors for travel, lodging and related expenses incurred in connection with attending board, committee and shareholder meetings and other Company business related events (including the expenses related to the attendance of spouses if they are specifically invited for appropriate business purposes), and may provide use of Company chartered aircraft if available. From time to time, the Company may reimburse a director’s expenses for his/her participation in third party-supplied continuing education related to the director’s Board or Committee service.

This table shows (i) the fees that the Company’s non-management directors earned in 2006, (ii) the FAS 123R accounting value of stock options, and (iii) other amounts disclosed as “All Other Compensation.”

DIRECTOR COMPENSATION TABLE

					Change in
					Pension
					Value and
				Non-Equity	Nonqualified
	Fees Earned or	Stock		Incentive Plan	Deferred	All Other
	Paid in Cash	Awards	Option Awards	Compensation	Compensation	Compensation	Total
Name	($)(1)	($)	($)(2)	($)	Earnings (3)	($)(4)	($)
José P. Alves	$82,000	0	$36,825	0	0	0	$118,825
Claire W. Gargalli	$90,500	0	$58,368	0	0	0	$148,868
Ira D. Hall	$79,000	0	$52,349	0	0	0	$131,349
Ronald L. Kuehn, Jr.	$93,500	0	$95,187	0	0	$2,500	$191,187
Raymond W. LeBoeuf	$92,000	0	$58,368	0	0	$2,500	$152,868
G. Jackson Ratcliffe, Jr.	$76,000	0	$68,617	0	0	$1,500	$146,117
Wayne T. Smith	$92,000	0	$58,368	0	0	$2,500	$152,868
H. Mitchell Watson, Jr.	$100,000	0	$58,368	0	0	$2,500	$160,868
Robert L. Wood	$79,000	0	$52,349	0	0	$2,500	$133,849

(1) Certain non-management directors elected to defer some or all of their cash retainers and/or meeting fees earned in 2006 pursuant to the Directors’ Fees Deferral Plan described above. Any deferred amounts are included in this column.

(2) The amounts shown in this column were not actually paid to any of the directors in 2006. The actual gain that a non-management director may receive from exercising an option sometime in the future may be higher or lower than these reported amounts, and these options have value only if the price of the Company’s stock increases above the option’s exercise price. The reported amounts represent the amounts that the Company recognized as compensation expense for options granted in 2006 and in prior years, as required by FAS 123R. Each non-management director received a stock option grant on February 28, 2006 of 7,620 shares. The exercise price was $53.98 per share, being 100% of the NYSE closing price of the Company’s common stock on that date. The full grant date value of this option grant under FAS 123R is $82,601. The assumptions used in computing these amounts are included in Note 16 to the Company’s 2006 financial statements in the 2006 Annual Report to Shareholders and Form 10-K.
At December 31, 2006, the non-management directors had the following outstanding stock option awards, some of which were not fully or partially vested: José P. Alves, 11,620 shares; Claire W. Gargalli, 52,895 shares; Ira D. Hall, 12,895 shares; Ronald L. Kuehn, Jr. 47,895 shares; Raymond W. LeBoeuf, 47,895 shares; G. Jackson Ratcliffe, Jr., 32,895 shares; Wayne T. Smith, 27,895 shares; H. Mitchell Watson, Jr. 22,895 shares; Robert L. Wood, 12,895 shares.

(3) Certain non-management directors defer cash fees pursuant to the Directors’ Fees Deferral Plan and/or have balances in that plan from prior years deferrals. As none of the earnings on these deferred amounts is above market or preferential, no amounts are included in this column.

(4) Amounts in this column do not represent compensation paid to the directors. These amounts are Company matching contributions of the non-management director’s charitable donations to educational institutions made in 2006; SEC rules require disclosure of these amounts in this table. The Praxair Foundation matches personal donations to eligible educational institutions, up to a $2,500 maximum per year per donor. This matching gift program is available to Company employees and non-management directors on the same basis.

Shareholder Proposal-
Director Election Process
(Item 2 on the proxy form)

The Sheet Metal Workers’ National Pension Fund has submitted the shareholder proposal below and supporting statement. This proposal will be voted on if it is properly presented at the Annual Meeting. The proponent’s address and number of shares owned will be provided by Praxair upon request. Your Board’s statement in opposition to this proposal is on the next page.

RESOLVED:  That the shareholders of Praxair (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Proponent’s Supporting Statement:  In order to provide shareholders a meaningful role in director elections, our company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, an increasing number of companies, including Intel, Dell, Motorola, Texas Instruments, Safeway, Home Depot, Gannett, and Supervalu, have adopted a majority vote standard in company by-laws. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies have responded only partially to the call for change by simply adopting post-election director resignation policies that set procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. At the time of the submission of this proposal, our Company and its board had not taken either action.

We believe the critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard in Company governance documents. Our Company needs to join the growing list of companies that have taken this action. With a majority vote standard in place, the board can then consider action on developing post election procedures to address the status of directors that fail to win election. A combination of a majority vote standard and a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, while reserving for the board an important post-election role in determining the continued status of an unelected director. We feel that this combination of the majority vote standard with a post-election policy represents a true majority vote standard.

YOUR BOARD RECOMMENDS THAT YOU VOTE AGAINST THE PROPOSAL

Summary:

•	Your Board is concerned that the potential unintended consequences of adopting this proposal at this time may not be in your best interests as shareholders.

•	The combination of this proposal, if it were adopted now, with a new NYSE rule concerning director elections, could result in a single-issue shareholder determining a director election by marshalling substantially less than a majority of the total shares outstanding.

•	While your Board is sympathetic to the intent of this proposal, the foregoing result would seem to undercut the proponent’s goals of a fair and meaningful role for shareholders in the election of directors.

•	Your Board respectfully suggests that, in view of the sustained superior performance of this Company and a clear record of responsiveness to shareholder concerns, there is no urgency to adopt this proposal at Praxair.

•	Your Board urges caution and recommends that you defer approval of this proposal until practical experience is gained under the new NYSE rule.

Your Board’s View of this Proposal:  Were the consequences of this fundamental reform of the director election process better understood, your Board would not hesitate to adopt the majority vote standard as proposed.

To help the Company’s shareholders evaluate this proposal, your Board believes you should be aware of a recent change in NYSE rules, to be effective for 2008, which creates an equally significant change in director elections. Contrary to long-standing NYSE practice for director elections, brokers will no longer be able to vote shares for which the account holder has not given voting instructions. Currently, if an account holder has not given voting instructions to his/her broker, the broker is entitled to vote those shares on the account holder’s behalf. At Praxair, as with most other public companies, a large number of account holders fail to give voting instructions despite being invited to do so by their receipt of the notice of meeting and proxy statement. The current rule has stood, in part, in recognition of the fact that the failure of many shareholders to vote could jeopardize the attainment of a sufficient quorum to hold the annual meeting of shareholders. Whatever the merits of this rule change, it has been put in place for 2008 and must now be considered when thinking about director elections and this proposal in particular.

Under this new “broker non-vote” rule, only a minority of shares outstanding could act to defeat a director’s election. Under the present shareholder proposal, the standard for director election would be a majority of votes cast. Under the new NYSE rule, fewer votes will be cast because brokers will no longer be able to cast votes representing shares for which the account holders have not bothered to give voting instructions.  Thus, a single-issue activist needs to mobilize only a minority of shareholders to achieve “NO” votes from a majority of the votes cast. In your Company’s case, the single-issue activist can defeat the election of a director or group of directors with a majority of the votes cast representing only 38%, or possibly less, of the shares outstanding (based on your Company’s current share ownership profile and historical experience with non-voting by the Company’s “retail” shareholders) an outcome that is grossly unfair to the director as well as to the majority of shareholders.

Therefore, your Board urges caution with respect to the present proposal because the combination of these two untested fundamental reforms, the proposed majority vote standard and the above described “broker non-vote” rule, risks unintended consequences that may not be in the shareholders’ best interests. Single-issue shareholder activists have a history of mounting “vote no” campaigns to signal displeasure with this or that matter and to “send a message” to the Board. Under a majority vote standard, these send-a-message campaigns can have real consequences. It is not clear to your Board that shareholders generally want the consequence of a single-issue “message” to be the actual failure to elect a particular director or group of directors, a result that could cause serious disruption to the governance of your

Company and its compliance with various governance standards regarding the composition of the Board and its committees.

Under the present plurality vote standard, you may register your dissatisfaction by means of a “withhold” vote on one or more directors. Praxair’s shareholders should not underestimate the impact that a significant “withhold” vote would have on your Board. There is no question that such a “withhold” vote, even if only from a significant minority of shareholders, would “send a message” and cause your Board to examine the reasons for the dissatisfaction. But at least your Board currently has the flexibility to determine whether such a vote was intended only to send a message to which the Board should react or was a sincere effort to remove a director from the Board.

Praxair’s shareholders are urged to wait until the combined practical effects of these two fundamental reforms in director elections are better understood before recommending to your Board that it adopt a majority vote standard as proposed.

For the foregoing reasons, your Board recommends a vote AGAINST this item 2, the proposal requesting that your Board adopt a majority vote standard for the election of the Company’s directors.

In order for this proposal to be adopted by the shareholders, at least a majority of the shares cast at the Annual Meeting in person or by proxy by the shareholders entitled to vote on the matter must be voted in its favor. See the vote counting rules on pages 3-4 of this Proxy Statement.

Shareholder Proposal-
Rights Plan Vote
(Item 3 on the proxy form)

Chris Rossi, custodian for Vanessa Rossi, represented by John Chevedden, submitted the shareholder proposal below and supporting statement. This proposal will be voted on if it is properly presented at the Annual Meeting. The proponent’s address and number of shares owned will be provided by Praxair upon request. Your Board’s statement in opposition to this proposal is on the next page.

RESOLVED: Shareholders request our Board adopt a bylaw that our Board subject any current or future poison pill to an annual shareholder vote, as a separate ballot item. It is essential to this proposal that it be adopted through bylaw or charter inclusion and that a sunset on a poison pill will not substitute for a shareholder vote.

Proponent’s Supporting Statement: Currently our management is protected by a poison pill that triggers at a 20% threshold. A poison pill has the potential to give our directors increased job security if our stock price declines significantly due to our directors’ poor performance.

Thus an essential part of this proposal is that any year in which a poison pill is active for any period of time, a vote would be required as soon as feasible even if the pill had been terminated in one way or another. Since a poison pill is such a drastic measure that deserves shareholder input, a shareholder vote would be required even if a pill had been allowed to expire.

Chris Rossi, P.O. Box 249, Boonville, CA 95415 sponsors this proposal.

‘‘[Poison pill] That’s akin to the argument of a benevolent dictator, who says, ’Give up more of your freedom and I’ll take care of you.”’
T.J. Dermot Dunphy, CEO of Sealed Air (NYSE) for 25 yeas

“That’s the key negative of poison pills — instead of protecting investors, they can also preserve the interests of management deadwood as well.”
Morningstar.com, Aug. 15, 2003

Hectoring directors to act more independently is a poor substitute for the bracing possibility that shareholders could sell the company out from under its present management.
Wall Street Journal, Feb. 24, 2003

It is important to take a step forward and support this one proposal since our 2006 governance standards were not impeccable. For instance in 2006 it was reported (and certain concerns are noted):

•	The Corporate Library (TCL) http://www.thecorporatelibrary.com, an independent research firm, rated our company “Very High Concern” in executive pay.

•	We had no Independent Chairman — Independent oversight concern.

•	Cumulative voting was not permitted.

•	One yes-vote from our 320 million shares could elect a director under our obsolete plurality system.

Our following directors were designated “Accelerated Vesting” directors by The Corporate Library. This was due to a director’s involvement with a board that accelerated the vesting of stock options just prior to implementation of FAS 123R policies in order to avoid recognizing the related expense — which is now required.
Mr. Kuehn
Mr. Watson
Mr. Smith

The above status shows there is room for improvement and reinforces the reason to take one step forward now and vote yes for annual election of each director.

YOUR BOARD RECOMMENDS THAT YOU VOTE AGAINST THE PROPOSAL

Summary:

•	The Company’s Stockholder Protection Rights Plan (“Rights Plan”) has already been approved by you, the Company’s shareholders.

•	This Rights Plan, as approved by you, will expire in May 2009 and may not be renewed without your further approval.

•	This Rights Plan, as approved by you, may not be materially amended without your approval.

•	Submission of the Rights Plan for your approval was consistent with the Board’s publicly disclosed policy to submit to a shareholder vote any Rights Plan it may adopt.

•	In view of the foregoing, your Board believes that this proposal is unnecessary and misguided.

Your Board’s View of this Proposal: This proposal’s proponent fails to inform you that your Company’s current Rights Plan (referred to by the proponent as the “poison pill”) has, indeed, been approved by the Company’s shareholders. Rather than merely adopting a Rights Plan as is permissible under Delaware Corporation Law, your Board, in a progressive move in 2004, submitted the Rights Plan to a binding shareholder vote and it was approved by 77% of the votes cast.

The proponent fails to remind you that this shareholder-approved Rights Plan already provides that the plan may not be materially modified or extended without shareholder approval.

The proponent fails to mention that submission to shareholders of this Rights Plan was consistent with the Board’s published policy which remains in place (see Corporate Governance Guidelines included in this proxy statement at Appendix 1 and posted on the Company’s public website, www.praxair.com) requiring that, if your Board adopts a Rights Plan, it will submit such a Rights Plan to a shareholder vote within a reasonable time thereafter.

The proponent fails to note that the current shareholder-approved Rights Plan has a limited term and will expire in May 2009 unless extended by the shareholders and includes a provision that, every year, the Rights Plan must be reviewed by a committee of independent directors to determine whether it remains in the best interests of shareholders.

At no time during the development of the Rights Plan did any shareholder or advisor suggest that an annual vote by shareholders was a necessary or desirable feature. A majority of shareholders considered that the provisions cited above plus other progressive provisions incorporated into the Rights Plan properly balanced the legitimate beneficial purposes of a Rights Plan with protections against potential abuse.

Your Board believes it inappropriate to change a Rights Plan arrangement that has already been so approved by the Company’s shareholders, particularly since, if the Board determines that it is advisable to extend the current Rights Plan, such extension will be submitted to shareholders within two years anyway.

Based on the Company’s prior experience with the proponent, it is your Board’s opinion that the proponent is disappointed that shareholders actually approved the Rights Plan. He is now attempting to substitute his judgment for that of a majority of shareholders. We believe that this proposal is frivolous and an abuse of the shareholder proposal process in which the proponent is using his supporting statement as a platform to try to reverse the effect of the shareholders’ previous endorsement of the Rights Plan.

Most shareholders do not need reminding of the sustained superior performance of the Company and your investment in it under the leadership of this Board and management. Contrary to the assertions in the proponent’s statement, there has been repeated external recognition of the positive management of your Company. To cite just a few:

•	Mr. Reilley was featured in a May 2006 Forbes magazine article headlined “Executive Pay: The Best Bosses for the Buck.”

•	Praxair was on Forbes magazine’s December 2006 list of “America’s Best Managed Companies” and placed on its “Honor Roll” as one of only 29 companies to have been on this list every year since its inception in 1999.

•	Praxair was atop the specialty chemicals category in Institutional Investor magazine’s February 2006 “America’s Most Shareholder-Friendly Companies.”

•	Praxair was listed among Fortune magazine’s March 2006 “America’s Most Admired Companies.”

•	In July 2006, Praxair’s governance was rated a 9.5 out of 10.0 by GovernanceMetrics International and Praxair was one of only four companies out of a total of 3,220 worldwide to receive a top rating in 4 consecutive previous ratings cycles.

Finally, your Board would point out that the last sentence of the proponent’s supporting statement admonishing you to “vote yes for annual election of each director” is a further indication of the apparent lack of care and thought that the proponent invested in preparing this proposal. Aside from the obvious irrelevance of this request to the proposal he has submitted, the proponent apparently has failed to recall that last year, shareholders approved a management proposal to move to annual elections for directors, eliminating in stages your Company’s classified board structure. And your Board does not understand what the proponent means, or what purpose is served, by making “a shareholder vote required even if a pill [sic] had been allowed to expire”.

For the foregoing reasons, your Board recommends a vote AGAINST this item 3, the proposal requesting that your Board adopt an annual shareholder vote on the Stockholder Protection Rights Plan.

In order for this proposal to be adopted by the shareholders, at least a majority of the shares cast at the Annual Meeting in person or by proxy by the shareholders entitled to vote on the matter must be voted in its favor. See the vote counting rules on pages 3-4 of this Proxy Statement.

Miscellaneous

Shareholder Proposals for the 2008 Annual Meeting

In order to be included in Praxair’s proxy statement and form of proxy, proposals of shareholders intended to be presented to Praxair’s 2008 annual meeting of shareholders must be received in writing at Praxair’s principal executive offices by November 19, 2007. Otherwise, in order for a shareholder to bring other business before that shareholder meeting, Praxair’s Certificate of Incorporation requires that proper written notice be received by Praxair on or before February 24, 2008. Shareholder proposals should be directed by mail to the Assistant Corporate Secretary, Praxair, Inc., 39 Old Ridgebury Road, M-1, Danbury, CT 06810-5113.

Annual Reports

Shareholders of record on March 1, 2007 should have received a copy of Praxair’s 2006 Annual Report to Shareholders either with this Proxy Statement or prior to its receipt. If, upon receipt of this proxy material, you have not received the Annual Report to Shareholders, please write to Investor Relations at the address below and a copy will be sent to you.

IN ADDITION, A COPY OF PRAXAIR’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006 IS AVAILABLE TO EACH HOLDER OR BENEFICIAL OWNER OF PRAXAIR’S COMMON STOCK AS OF MARCH 1, 2007. THIS REPORT WILL BE FURNISHED WITHOUT CHARGE UPON WRITTEN REQUEST TO THE INVESTOR RELATIONS DEPARTMENT, PRAXAIR, INC., 39 OLD RIDGEBURY ROAD, M-2, DANBURY, CT 06810-5113.

Cost of Proxy Solicitation

The entire cost of soliciting proxies will be borne by Praxair including the expense of preparing, printing and mailing this Proxy Statement. Solicitation costs include payments to brokerage firms and others for forwarding solicitation materials to beneficial owners of Praxair’s stock and reimbursement of out-of-pocket costs incurred for any follow up mailings. Praxair also has engaged Morrow & Co., Inc. to assist in the solicitation of proxies from shareholders at a fee of $7,500 plus reimbursement of out-of-pocket expenses. In addition to use of the mail, proxies may be solicited personally or by telephone by employees of Praxair without additional compensation, as well as by employees of Morrow & Co., Inc.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES T. BREEDLOVE,
Senior Vice President, General Counsel and Secretary

March 5, 2007

YOU ARE URGED TO PROMPTLY COMPLETE AND SUBMIT A PROXY

APPENDIX 1

CORPORATE GOVERNANCE GUIDELINES

The Corporation shall comply with all applicable legal requirements and New York Stock Exchange standards; and the Board shall adopt such additional practices and structures that it believes will improve the Corporation’s governance so as to better serve the interests of the shareholders and the other constituencies of the Corporation.

Business Integrity, Ethics and Compliance with Laws. The Board believes that a strong integrity, ethics, and compliance culture is (1) a social obligation to those impacted by the Corporation, (2) necessary for maintaining investor trust, and (3) a necessary condition for effective corporate governance, the absence of which cannot be overcome by formal practices and structures. The Board believes further that such culture must be driven by example and emphasis at the top of the organization.

•	The Board shall adopt and periodically review a Corporate Policy on Compliance with Laws and Business Integrity and Ethics, and such policy shall be equally applicable to the directors of the Corporation as it is to its officers and employees.

•	The Board, acting through its Audit Committee, shall oversee and monitor management’s development and operation of preventative, reporting, investigation, and resolution programs for implementing that policy.

•	Ethical values and performance shall be significant factors in the selection of directors, the CEO, and senior management.

•	Each elected officer of the Corporation shall be accountable to the Board for policy compliance within his/her areas of responsibility and compliance performance shall be considered in the performance reviews and compensation determinations for such officers.

•	Any “related transaction” by an officer or director shall be pre-approved by a Committee of independent and disinterested directors. A “related transaction” shall mean any transaction reportable under the Regulation S-K Item 404 of the Securities and Exchange Commission or that would violate the Board’s Independence Standards.

Role of the Board of Directors. The duties of the Board are largely defined by Delaware law, federal statutes and regulations (notably those of the Securities and Exchange Commission), and New York Stock Exchange Listing Standards. The Board shall focus its priorities on the following core responsibilities:

•	Advice and counsel to management regarding significant issues facing the Corporation.

•	Assessing the performance of the Chief Executive Officer and senior management and setting compensation accordingly.

•	Succession planning and management development.

•	Overseeing the Corporation’s integrity and ethics, compliance with laws, and financial reporting.

•	Evaluating and approving the Corporation’s strategic direction and initiatives and monitoring implementation and results.

•	Monitoring the Corporation’s operating results and financial condition.

•	Understanding and assessing risks to the Corporation and monitoring the management of those risks.

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Board and Committee Effectiveness Assessment. To assure that it is effectively fulfilling its role, the Board must periodically reflect on its own performance.

•	At least annually, the Board shall assess the Corporation’s governance practices and structures; and its effectiveness as a Board in fulfilling its responsibilities and in addressing the issues facing the Corporation.

•	The Governance & Nominating Committee shall be responsible for organizing and initiating this assessment and shall take into account the views and recommendations of recognized governance authorities as well as national and international codes of best governance practices.

•	Each Board Committee, under the leadership of its Chairman, shall conduct a self-assessment of its effectiveness at least annually, including a review of its charter from the Board.

Board Leadership. Combining the positions of Chairman and Chief Executive Officer provides the most effective leadership model for this Corporation but, in order to assure a proper balance between the Chairman/CEO and the independent directors, and to assure effective leadership in the event of a contingency:

•	Regular private meetings of the independent directors shall be scheduled no less than quarterly.

•	The independent directors shall elect an Executive Session Presiding Director (PD) to preside at such meetings and to provide leadership in the event of the incapacitation of the Chairman or of a crisis or other event or circumstance which would make management leadership inappropriate or ineffective.

•	The PD shall be responsible for conducting at least annually a formal performance review of the Chief Executive Officer.

•	The PD may periodically advise the Chief Executive Officer of the views of the independent directors. However, it is vitally important that the Chief Executive Officer have a frank and open relationship with each director and each director must assume the responsibility of communicating frank advice and counsel directly to the Chief Executive Officer.

•	The Chairman shall insure that the Board’s agendas, schedules, and information flow to the directors provide adequate focus, time, and background for the Board to fulfill its core responsibilities.

•	The Chairman shall insure that each Committee’s agendas cover every item of the Committee’s responsibility as set forth in the Committee’s charter as adopted by the Board.

•	Each director shall have the right to request that items be added to the Board and Committee agendas, that additional time be allocated to discussion of an issue, and that additional information be provided by management or other sources.

•	The Board shall have access to management other than the Chief Executive Officer for the purposes of information gathering and management assessment and development.

Board Structure. Much of the oversight work of the Board shall be done through specialized Committees in which a focus and expertise can be brought to bear on important issues.

•	As a minimum, the Board shall have standing Committees as follows: an Audit Committee, a Governance & Nominating Committee, a Compensation & Management Development Committee, and a Finance & Pension Committee.

•	Each of the foregoing Committees shall be comprised only of independent directors.

•	The Board shall formally adopt a written charter for each Committee specifying in detail the responsibilities delegated to that Committee.

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•	Each Committee Charter shall provide authority to the Committee to retain and pay such external advisors as it deems necessary to fulfill its obligations.

•	Each Committee shall regularly report to the full Board on its reviews, actions, decisions and recommendations.

•	While director qualifications, anticipated retirement dates, and other considerations may constrain strict adherence to any fixed rotation policy, it shall be the goal of the Board to regularly rotate Committee Chairs and members every 3-5 years while maintaining at all times on each Committee some number of members having reasonable tenure and experience in the Committee.

•	The Governance & Nominating Committee shall review Committee membership at least annually and recommend to the Board any changes that may be appropriate; and the Board shall appoint Committees annually at the meeting immediately following the Annual Shareholders’ Meeting.

Board Independence and Shareowner Representation. The Board recognizes its duties to the shareowners of the Corporation and believes that it can best fulfill those responsibilities by being and acting independent of management.

•	A substantial majority of the Board shall be independent.

•	The Board shall establish and periodically review independence standards for service on the Corporation’s Board.

•	Board members and candidates shall be periodically evaluated for compliance with these independence standards.

•	Director stock ownership guidelines shall be established to insure that each director has sufficient meaningful long term stake in the performance of the company to be aligned with the interests of long term shareowners; but not so substantial to the individual’s total wealth as to potentially compromise the director’s independence or willingness to raise issues that may adversely affect the short-term market price.

•	Any director appointed by the Board to fill a vacancy shall stand for election at the next meeting of the shareholders for which inclusion of such nomination in the Corporation’s proxy materials is practicable.

Director Qualifications and Performance. The Board acknowledges the importance of insuring that it has the mix of perspectives, experience and competencies that are appropriate to the Corporation’s strategies, and its business, market, geographic, and regulatory environments. The Board also recognizes that its effectiveness is dependent on having directors who have the time to focus on the Corporation’s issues, and who contribute to an open Board culture that encourages frank discussion and free exchange of information.

•	The Governance & Nominating Committee shall be responsible for evaluating the mix of Board member skills required in connection with filling any vacancy on the Board.

•	The Committee shall take into account the Chief Executive Officer’s views as to areas in which management desires additional advice and counsel.

•	It shall be the Board’s policy that any director whose principal employment materially changes from that in effect at the time s/he was first selected for service on the Corporation’s Board shall offer his or her resignation as a director.

•	The Board shall establish, and periodically review, a policy limiting each director’s service on other public company Boards and Audit Committees to assure that the Corporation’s directors are able to provide sufficient focus on their responsibilities to this Board.

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•	The Board shall establish such tenure policies as it deems necessary to maintain an appropriate balance between fresh perspectives and energy and institutional experience and knowledge of the Corporation.

•	The full Board’s self-assessment of its effectiveness shall include questions regarding the preparedness and contributions of directors generally. The Governance & Nominating Committee shall provide feedback to directors and suggest additional training as deemed appropriate based on this self assessment.

•	The Governance & Nominating Committee shall privately consider measures of director effectiveness when recommending an incumbent director for re-election.

•	Directors shall be periodically offered self-assessments as a way to communicate expectations and the factors by which effective directorship can be measured, to encourage reflection and self-improvement, and to provide another means for directors to identify their requests for additional training or orientation to assist them in discharging their duties as directors.

Director Training.

•	Each director is responsible for his or her own continuing education.

•	Management shall periodically identify for the Board third party-provided continuing education programs and the Corporation shall sponsor the attendance of any director who wishes to attend any such program, as well as attendance at other like programs that may be identified by the director.

•	Management shall annually conduct training related to matters within the oversight responsibilities of the Audit Committee, and non-Audit Committee members shall be free to attend as well.

•	The Corporate Secretary will be responsible for designing and organizing an orientation program tailored to the needs of any new director.

Director Compensation. Compensation for the non-management directors’ service to the Corporation shall be based on the following principles:

•	Total compensation shall be competitive with that of comparable U.S. public companies in the S&P 500.

•	Compensation arrangements shall be flexible enough to allow each director to balance a mix of equity and cash according to his/her own needs keeping in mind the Board’s mandatory guidelines for achieving and maintaining stock ownership.

•	Some portion of directors’ compensation will be comprised of long-term incentives which parallel the types of long term incentives granted by the Board to senior management.

Political Donations

The Corporation shall comply with all applicable federal and state laws governing contributions of Corporate assets for political purposes.

In accordance with law, the Corporation may administratively support one or more federal or state political action committees (PAC) comprised of the voluntary contributions of employees or retirees but individual donations to such PACs shall not be coerced in any way nor shall an individual’s donation decision affect in any way that person’s employment status or performance evaluation.

Shareholder Rights Plan Policy

The Board will adopt or materially amend a Stockholder Rights Plan only if, in the exercise of its fiduciary responsibilities under Delaware law, and acting by a majority of its independent directors, it

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determines that such action is in the best interests of Praxair’s shareholders. Also, if the Board adopts or materially amends a Stockholder Rights Plan, it will submit such action to a non-binding shareholder vote as a separate ballot item at the first annual meeting of shareholders occurring at least six months after such action.

Whenever a Rights Agreement is in place, a committee of independent directors shall evaluate the Agreement annually to determine whether it continues to be in the best interests of the Company’s stockholders. Among the subjects of this annual review will be consideration of whether the threshold for calling a special meeting is appropriate in view of the ownership profile of the company.

Independent Auditors

The Audit Committee’s Charter shall provide that this Committee is responsible for evaluating the independence of the Corporation’s independent auditors, and adopting such policies as it deems necessary to assure that independence.

The independent auditors shall report to the Audit Committee and that Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditors.

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APPENDIX 2

BOARD POLICY

DIRECTOR INDEPENDENCE STANDARDS

To assist the Board in determining the independence of each director, the Board’s Governance & Nominating Committee has established the following minimum Director Independence Standards.

Independence Standards for Board Service

A director will not be considered “independent” if:

1.  the director is, or has been within the last three years, an employee of the Company;

2.	an immediate family member of the director is, or has been within the last three years, an executive officer of the Company;

3.	the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than: (a) director’s fees and pension or other forms of deferred compensation for prior service with the Company, provided that such compensation is not contingent on continued service, and (b) compensation received by a director’s immediate family member for service as an employee of the Company (other than as an executive officer);

4.	(A) the director or an immediate family member of the director is a current partner of a firm that is Company’s internal or external auditor; (B) the director is a current employee of such firm; (C) the director has an immediate family member[1] who is a current employee of such firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member of the director was within the last three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time;

5.	a present executive officer of the Company serves or served on the compensation committee of the board of directors of a company that, at the same time within the last three years, employs or employed either the director or an immediate family member of the director as an executive officer;

6.	a director is a current employee, or an immediate family member of a director is a current executive officer, of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or two percent (2%) of the other company’s consolidated gross revenues;

7.	a director serves as an executive officer of a not-for-profit, tax exempt organization, and within the preceding three years, the Company or the Praxair Foundation made discretionary charitable contributions to the organization in any single fiscal year that, in the aggregate, exceeded the greater of (a) $1 million, or (b) two percent (2%) of that organization’s consolidated gross revenues, based on the organization’s latest publicly available financial information.

If any director or a director’s immediate family member has or had any relationship or transaction of a type set forth in any of the above standards, and that relationship or transaction does not fully meet the criteria stated in the applicable standard, then the relationship or transaction shall be considered immaterial and deemed to not impair the director’s independence.

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Independence Standards for Audit Committee Members

In addition to the above standards, a director will not be considered “independent” for purposes of service on the Audit Committee if the director:

•	receives any direct or indirect consulting, advisory or other compensatory fee from the Company, other than compensation for service as a director; or

•	is an “affiliated” person of the Company (generally, an owner of more than 10% of the Company’s voting stock).

(the interpretation and application of these two standards shall be governed by Rule 10A-3 of the Securities and Exchange Commission).

For purposes of these standards:

“immediate family member” includes a person’s spouse, parents, step-parents, children, step-children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than a tenant or domestic employees) who shares the person’s home.

“executive officer”, when used in the context of a public company, has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934.

“Company” means Praxair, Inc. and any of its consolidated subsidiaries.

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PROXY/VOTING INSTRUCTION CARD
This proxy is solicited on behalf of the Board of Directors of Praxair, Inc.
for the Annual Meeting of Shareholders on April 24, 2007
     I (we) hereby authorize James S. Sawyer and James T. Breedlove, or either of them, and each with the power to appoint his substitute, to vote as Proxy for me (us) at the Annual Meeting of Shareholders of Praxair, Inc. to be held at the Sheraton Danbury, 18 Old Ridgebury Road, Danbury, CT on April 24, 2007 at 9:30 A.M., or any adjournment or postponement thereof, the number of shares of common stock of Praxair, Inc. which I (we) would be entitled to vote if personally present. The proxies shall vote such shares as directed on the reverse side of this card and the proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. I (we) revoke all proxies heretofore given to vote at the Annual Meeting.
     If I (we) properly sign and return this proxy card, my (our) shares will be voted as I (we) specify on each Proposal. If I (we) do not specify a choice on one or more Proposals, the proxies will vote my (our) shares as the Board of Directors recommends on each such Proposal.
     For Participants in the Praxair, Inc., Praxair Distribution, Inc., Praxair Healthcare Services, Inc., Praxair Puerto Rico, Inc. or Dow Chemical Company Employee Savings Plans: As to those shares of Praxair, Inc. common stock, if any, that are held for me in the aforementioned Savings Plans, I instruct the Trustee of the applicable Savings Plan to vote my shares as I have directed on the reverse side of this proxy card. Where I do not specify a choice, my shares will be voted in the same proportion as the trustee votes the shares for which it receives instructions.
PRAXAIR, INC.
(Continued, and to be marked, dated and signed, on the other side)
ê          FOLD AND DETACH HERE          ê

ANNUAL MEETING OF SHAREHOLDERS — April 24, 2007 AT 9:30 A.M.
SHERATON DANBURY — DANBURY, CT

IF YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE NOTE:
*	Only shareholders and their accompanying guests, and the invited guests of Praxair, will be granted admission to the Annual Meeting.

*	To assure admittance:
–	If you hold shares of Praxair, Inc. common stock through a broker, bank or other nominee, please bring a copy of your broker, bank or nominee statement evidencing your ownership of Praxair common stock as of the March 1, 2007 record date

–	Please bring a photo ID, if you hold shares of record as of March 1, 2007, including shares in certificate or book form or in the Praxair, Inc. Dividend Reinvestment and Stock Purchase Plan (“DRISP”)

–	Please bring your Praxair ID if you are an employee shareholder
*	The Annual Meeting will start promptly at 9:30 A.M. on Tuesday, April 24, 2007.
DIRECTIONS
From Points West of Danbury:
Take I-84 East to Exit 2 (Mill Plain Road) in Danbury. Go to the bottom of the ramp and turn left. Go to the second light and turn right (Mill Plain Road). Go to the next light and turn right (Old Ridgebury Road). Go up the hill and the Sheraton Danbury is on your left.
From Points East of Danbury:
Take I-84 West to Exit 2A (Old Ridgebury Road) in Danbury. The exit ramp circles around and up over the highway. The Sheraton Danbury is on your left.

BY MARKING THIS CARD, YOU ARE VOTING ALL SHARES OF YOUR PRAXAIR COMMON STOCK INCLUDING THOSE HELD IN THE SAVINGS PLAN(S).	Vote MUST be indicated (X) in Black or Blue Ink	☒

With-
1. Election of Directors.	For	hold	For All
	All	All	Except
The Board of Directors recommends a vote “FOR” the nominees listed below	☐	☐	☐
Nominees:
(01) José P. Alves
(02) Ronald L. Kuehn, Jr.,
(03) H. Mitchell Watson, Jr.,
(04) Robert L. Wood

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “For All Except” box and write that nominee’s name in the space provided below. Such a mark will be deemed a vote “FOR” all nominees other than those listed as exceptions.)

Exceptions:

The Board of Directors recommends a vote “AGAINST”
PROPOSALS 2 AND 3, and “FOR” Proposal 4.

		For	Against	Abstain
2.	Shareholder proposal regarding director election process.	☐	☐	☐

3.	Shareholder proposal regarding stockholder rights plan vote.	☐	☐	☐

4.	Proposal to ratify the appointment of the Independent Auditor.	☐	☐	☐

5.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Check here if you	☐
Consent to future electronic delivery of Annual Report/Proxy Statement (see explanation in the Proxy Statement)
Check here if you	☐
Have written comments or change of address on this card

Please be sure to sign and date this Proxy in the box below.	Date

Stockholder sign above	Co-holder (if any) sign above

Please sign name exactly as it appears on this card. Joint owners should each sign. Attorneys, trustees, executors, administrators, custodians, guardians or corporate officers should give full title.

     * * * IF YOU WISH TO VOTE BY INTERNET OR TELEPHONE, PLEASE READ THE INSTRUCTIONS BELOW * * *

é          FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL          é
PROXY VOTING INSTRUCTIONS
Stockholders of record have three ways to vote:
1. By Mail; or
2. By Telephone (using a Touch-Tone Phone); or
3. By Internet.
Vote by Telephone
Call Toll-Free on a Touch-Tone Phone anytime prior to
3 A.M. Eastern Time, April 24, 2007.
1-888-216-1276

Vote by Internet
Prior to 3 A.M. Eastern Time, April 24, 2007, go to
https://www.proxyvotenow.com/pxa

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 A.M. Eastern Time, April 24, 2007. It is not necessary to return this proxy if you vote by telephone or Internet.

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.
HOW TO RECEIVE YOUR ANNUAL REPORT AND PROXY STATEMENT ON-LINE:
Save Praxair future postage and printing expense by consenting to receive future annual reports and proxy statements on-line on the Internet. Whether you vote by Internet, by telephone or by mail, you will be given an opportunity to consent to future electronic delivery. See the proxy statement for more information about this option. For your convenience, these materials are now available for viewing and downloading as follows:
2006 Annual Report: www.praxair.com/annualreport
2007 Notice of Meeting and Proxy Statement: www.praxair.com/proxy

Your vote is important!